Exhibit 10.1

CREDIT AND GUARANTY AGREEMENT

dated as of December 9, 2010

among

MORTON’S OF CHICAGO, INC.

MORTON’S RESTAURANT GROUP, INC.

CERTAIN SUBSIDIARIES OF MORTON’S RESTAURANT GROUP, INC.

as Guarantors,

VARIOUS LENDERS,

GOLDMAN SACHS BANK USA

as Administrative Agent, Collateral Agent, and Lead Arranger

$70,000,000 Senior Secured Credit Facilities

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4.7	Historical Financial Statements	65
4.8	Projections	65
4.9	No Material Adverse Effect	66
4.10	No Restricted Junior Payments	66
4.11	Adverse Proceedings, etc.	66
4.12	Payment of Taxes	66
4.13	Properties	66
4.14	Environmental Matters	67
4.15	No Defaults	67
4.16	Material Contracts	68
4.17	Governmental Regulation	68
4.18	Margin Stock	68
4.19	Employee Matters	68
4.20	Employee Benefit Plans	68
4.21	Certain Fees	69
4.22	Solvency	69
4.23	Subordinated Indebtedness Documents	69
4.24	Compliance with Statutes, etc.	69
4.25	Disclosure	69
4.26	Patriot Act	70
4.27	Inactive Subsidiaries	70

SECTION 5. AFFIRMATIVE COVENANTS		70
5.1	Financial Statements and Other Reports	70
5.2	Existence	73
5.3	Payment of Taxes and Claims	74
5.4	Maintenance of Properties	74
5.5	Insurance	74
5.6	Inspections	75
5.7	Lenders Meetings	75
5.8	Compliance with Laws	75
5.9	Environmental	75
5.10	Subsidiaries	77
5.11	Additional Material Real Estate Assets	77
5.12	[Reserved]	78
5.13	Further Assurances	78
5.14	Miscellaneous Business Covenants	78
5.15	Post Closing Matters	79
5.16	Material Contracts	79

SECTION 6. NEGATIVE COVENANTS		79
6.1	Indebtedness	79
6.2	Liens	81
6.3	Equitable Lien	83
6.4	No Further Negative Pledges	84
6.5	Restricted Junior Payments	84

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6.6	Restrictions on Subsidiary Distributions	85
6.7	Investments	85
6.8	Financial Covenants	86
6.9	Fundamental Changes; Disposition of Assets; Acquisitions	89
6.10	Disposal of Subsidiary Interests	89
6.11	Sales and Lease-Backs	90
6.12	Transactions with Shareholders and Affiliates	90
6.13	Conduct of Business; Foreign Subsidiaries	90
6.14	Permitted Activities of Holdings and Intermediate Holdings	90
6.15	[Reserved.]	91
6.16	Amendments or Waivers with Respect to Subordinated Indebtedness	91
6.17	Fiscal Year	91
6.18	Deposit Accounts	91
6.19	Amendments to Organizational Agreements and Material Contracts	91
6.20	Prepayments of Certain Indebtedness	92

SECTION 7. GUARANTY		92
7.1	Guaranty of the Obligations	92
7.2	Contribution by Guarantors	92
7.3	Payment by Guarantors	93
7.4	Liability of Guarantors Absolute	93
7.5	Waivers by Guarantors	95
7.6	Guarantors’ Rights of Subrogation, Contribution, etc.	96
7.7	Subordination of Other Obligations	96
7.8	Continuing Guaranty	97
7.9	Authority of Guarantors or Company	97
7.10	Financial Condition of Company	97
7.11	Bankruptcy, etc.	97
7.12	Discharge of Guaranty Upon Sale of Guarantor	98

SECTION 8. EVENTS OF DEFAULT		98
8.1	Events of Default	98

SECTION 9. AGENTS		101
9.1	Appointment of Agents	101
9.2	Powers and Duties	101
9.3	General Immunity	102
9.4	Agents Entitled to Act as Lender	103
9.5	Lenders’ Representations, Warranties and Acknowledgment	103
9.6	Right to Indemnity	103
9.7	Successor Administrative Agent and Collateral Agent	104
9.8	Collateral Documents and Guaranty	105

SECTION 10. MISCELLANEOUS		106
10.1	Notices	106
10.2	Expenses	106

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10.3	Indemnity	107
10.4	Set-Off	107
10.5	Amendments and Waivers	108
10.6	Successors and Assigns; Participations	110
10.7	Independence of Covenants	113
10.8	Survival of Representations, Warranties and Agreements	113
10.9	No Waiver; Remedies Cumulative	113
10.10	Marshalling; Payments Set Aside	113
10.11	Severability	114
10.12	Obligations Several; Actions in Concert	114
10.13	Headings	114
10.14	APPLICABLE LAW	114
10.15	CONSENT TO JURISDICTION	114
10.16	WAIVER OF JURY TRIAL	115
10.17	Confidentiality	116
10.18	Usury Savings Clause	116
10.19	Counterparts	117
10.20	Effectiveness	117
10.21	Patriot Act	117
10.22	No Advisory or Fiduciary Relationship	118

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APPENDICES:	A-1	Term Loan Commitments
	A-2	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	1.1	Historical EBITDA
	3.1(h)	Mortgaged Properties
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.13	Real Estate Assets
	4.16	Material Contracts
	4.24	Licenses and Permits
	4.27	Inactive Subsidiaries
	5.15	Certain Post Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B-1	Term Loan Note
	B-2	Revolving Loan Note
	C	Compliance Certificate
	D	[Reserved]
	E	Assignment Agreement
	F	Certificate Regarding Non-bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement
	J	Mortgage

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CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of December 9, 2010, is entered into by and among MORTON’S OF CHICAGO, INC., an Illinois corporation (“Company”), MORTON’S RESTAURANT GROUP, INC., a Delaware corporation (“Holdings”), and CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS BANK USA (“GS Bank”), as Administrative Agent (together with its successors and assigns in such capacity, “Administrative Agent”), Collateral Agent (together with its successors and assigns in such capacity, “Collateral Agent”) and Lead Arranger.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to Company, in an aggregate amount not to exceed $70,000,000, consisting of $60,000,000 aggregate principal amount of Term Loans, and $10,000,000 aggregate principal amount of Revolving Commitments, the proceeds of which will be used for the purposes specified in Section 2.5 hereof;

WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and sixty-five percent (65%) of all the Capital Stock of each of its first-tier Foreign Subsidiaries; and

WHEREAS, Guarantors have agreed to jointly and severally guarantee the Obligations of Company hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries (including Company) and sixty-five percent (65%) of all the Capital Stock of each of their respective first-tier Foreign Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions.

The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accounts” means all “accounts” (as defined in the UCC) of Company (or, if referring to another Person, of such Person), including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Act” as defined in Section 4.26.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of  1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by GS Bank or any other Lender selected by Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of GS Bank or any other Lender selected by Administrative Agent, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened in writing against Holdings or any of its Subsidiaries or affecting any property of Holdings or affecting any of its Subsidiaries.

“Affected Lender” as defined in Section 2.17(b).

“Affected Loans” as defined in Section 2.17(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote ten percent (10%) or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary herein, neither Administrative Agent, Lender, nor any of their respective Affiliates shall be deemed to be an Affiliate of any Credit Party. The term “Affiliate” shall include any member of the senior management group of Holdings and its Subsidiaries for purposes of the definitions of “Net Asset Sale Proceeds” and “Net Insurance/Condemnation Proceeds”, and Sections 2.13, 6.5 and 6.12 hereof.

“Agent” means each of Administrative Agent and Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.16.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of December 9, 2010, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Applicable Margin” means (i) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements required to be delivered pursuant to Section 5.1(c) for the Fiscal Year ending January 1, 2012, a percentage, per annum, equal to (a) five and one-half percent (5.50%), with respect to LIBOR Rate Loans and (b) four and one-half percent (4.50%), with respect to Base Rate Loans; and (ii) thereafter, a percentage, per annum, determined by reference to the Senior Leverage Ratio in effect from time to time as set forth below:

Senior Leverage Ratio	Applicable Margin for Term Loans and Revolving Loans that are LIBOR Rate Loans	Applicable Margin for Term Loans and Revolving Loans that are Base Rate Loans
greater than 2.00 to 1.00	5.50%	4.50%
less than or equal to 2.00 to 1.00 but greater than 1.50 to 1.00	4.875%	3.875%
less than or equal to 1.50 to 1.00	4.50%	3.50%

No change in the Applicable Margin shall be effective until three (3) Business Days after the date on which Administrative Agent shall have received the applicable financial statements pursuant to Sections 5.1(b) or (c), together with a Compliance Certificate calculating the Senior Leverage Ratio pursuant to Section 5.1(d). At any time Company has not submitted to Administrative Agent the applicable information as and when required under Section 5.1(b), (c), or (d), the Applicable Margin shall be determined as if the Senior Leverage Ratio were in excess of 2.00 to 1.00. Within one (1) Business Day of receipt of the applicable information under Section 5.1(d), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date. Without limitation of any other provision of this Agreement or any other remedy available to Administrative Agent or Lenders under any of the Credit Documents, to the extent that any financial statements or any information contained in any Compliance Certificate delivered pursuant to Section 5.1(b), (c), or (d) shall be incorrect in any manner and Company or any other Credit Party shall deliver to Administrative Agent and/or Lenders corrected financial statements or other corrected information in a Compliance Certificate (or otherwise), Administrative Agent may recalculate the Applicable Margin based upon such corrected financial statements or such other corrected information, and, upon written notice thereof to Company, the Loans shall bear interest based upon such recalculated Applicable Margin retroactively from the date of delivery of the erroneous financial statements or other erroneous information in question.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to any Person (other than to or with a Credit Party which is not Holdings), in one transaction or a series of transactions, of all or any part of any Credit Party’s assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Credit Party, other than (i) inventory (or other assets) sold or leased in the ordinary course of business; (ii) issuance or sale of Capital Stock of Holdings; (iii) the conversion of cash into Cash Equivalents and Cash Equivalents into cash; (iv) (A) the disposition of property or assets as a direct result of an event giving rise to Net Insurance/Condemnation Proceeds or (B) the sale, lease, transfer or other disposition of machinery, parts and equipment and/or any inventory no longer used or useful in the conduct of the business of any Credit Party (including disposition in connection with ceasing operations) in an amount not to exceed $2,000,000 in net proceeds in any four consecutive Fiscal Quarter period; (v) the voluntary termination of Hedging Agreements; (vi) the transfer of assets pursuant to Permitted Investments; and (vii) the liquidation of any Subsidiary of a Credit Party into such Credit Party or the liquidation of any Subsidiary that is not a Credit Party into any other Subsidiary that is not a Credit Party.

“Asset Sale Reinvestment Amounts” has the meaning given to such term in Section 2.13(a).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Availability” means, on any date of determination, (i)(A) the sum of the trailing twelve-months Consolidated Adjusted EBITDA of Holdings and its Subsidiaries as of the last day of the most recently ended fiscal month for which financial statements have been delivered pursuant to Section 5.1(a) multiplied by (B) the then in effect maximum Senior Leverage Multiple less (ii) the sum of (A) the aggregate principal balance of the Loans as of such date plus (B) all other Consolidated Total Debt as of such date minus (C) Cash and Cash Equivalents in excess of $1,000,000. Availability shall be computed on a pro forma basis.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day, and (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Texas or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account; provided, however, that notwithstanding anything to the contrary contained herein, for purposes of calculating compliance with the requirements of Sections 3 and 6 hereof “Cash” shall include any amounts that would be considered “cash” under GAAP or “cash” as recorded on the books of the Company and the Guarantors, and “Cash-on-hand” with respect to any Person means all of its Cash.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) time deposits, certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) repurchase agreements with any Lender or with any bank described in the preceding clause (iv) or a recognized securities dealer for the type of investments described in clause (i) above; (vi) investments by a Foreign Subsidiary in any foreign equivalents of the types investments described in clauses (i) through (iv) above; and (vii) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; provided, however, that notwithstanding anything to the contrary contained herein “Cash Equivalents” shall exclude Restricted Cash.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means, the occurrence of any of the following at any time, (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act), other than Sponsor, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of more than fifty percent (50%) on a fully diluted basis of then outstanding voting interests in the Capital Stock of Holdings, measured by voting power rather than the number of shares and representing a greater percentage of such voting power than that represented by the voting interests of Holdings then owned or controlled directly or indirectly by Sponsor; (b) Holdings shall cease to own, directly or indirectly, 100% on a fully diluted basis of the economic and voting interests in the Capital Stock of Intermediate Holding or Italian Restaurant Holdings, or (c) Intermediate Holdings shall cease to own, directly or indirectly, 100% on a fully diluted basis of the economic and voting interests in the Capital Stock of the Company.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term Loan Exposure and (b) Lenders having Revolving Exposure and (ii) with respect to Loans, each of the following classes of Loans: (a) Term Loans and (b) Revolving Loans.

“Closing Date” means the date on which the Term Loans are made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Closing Date Material Adverse Effect” means an occurrence, development or change that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of Holdings and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute a Closing Date Material Adverse Effect nor shall be taken into account in determining whether a Closing Date Material Adverse Effect has occurred: (a) changes or conditions, including changes in the economy, financial markets or political conditions, whether resulting from acts of terrorism or war or otherwise, affecting the U.S. economy or the industry in which Holdings and its Subsidiaries operate; (b) any adverse change, effect, event, occurrence, state of facts or development resulting from any change in regulatory conditions or change in applicable laws affecting the industry in which Holdings and its Subsidiaries operate or changes in the interpretation of such regulatory conditions or applicable laws; (c) any failure by Holdings to meet projections or forecasts, provided that the underlying causes of any such failure may be considered in determining whether there is a Closing Date Material Adverse Effect; (d) any change in accounting requirements or principles required by GAAP or required by any change in applicable laws and any restatement of Holdings’ financial statements as a result thereof or public announcement related thereto; (e) any flood, earthquake or other natural disaster; or (f) the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism; provided, further, that in the case of each of the preceding clauses (b), (d), (e) and (f), the change, effect, event or circumstance referred to therein does not adversely affect Holdings and its Subsidiaries to a greater degree than and to the extent that such change, effect, event or circumstance affects the business of other comparable companies in the industries in which Holdings operates.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, each Deposit Account Control Agreement, the Trademark Security Agreement, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations, as each is amended, amended and restated, replaced, joined, extended, supplemented and/or otherwise modified from time to time.

“Collateral Questionnaire” means a certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Company” as defined in the preamble hereto.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) Consolidated Interest Expense, plus (c) provisions for taxes based on income, plus (d) total depreciation expense, plus (e) total amortization expense, plus (f) amortization of restricted stock expense, plus (g) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), plus (h) Transaction Costs that are not capitalized or that are written off, plus (i) operating expenses, charges and losses incurred in connection with the cessation of business activities or related to discontinued operations up to $2,000,000 in any four consecutive Fiscal Quarter period, plus (j) Pre-Opening costs up to (1) $800,000 per domestic restaurant and (2) $1,200,000 per foreign restaurant, plus (k) FICA credits, plus (l) losses on foreign currency transactions, plus (m) management, license, royalty and/or franchise fee income related to Joint Ventures to the extent the income of such Joint Ventures were excluded in the calculation of Consolidated Net Income, plus (n) write off of deferred financing fees, plus (o) identifiable annualized expense reductions with respect to, and that can be implemented within ninety (90) days of, the closing of any Permitted Acquisition up to $500,000 in any four consecutive Fiscal Quarter period (or such greater amount as approved by Administrative Agent, in its reasonable discretion), plus (p) legal fees and settlement charges related to the cessation or discontinuation of any business operations, plus (q) up to $200,000 of operating losses related to the operation of Morton’s Miami Beach during any four consecutive Fiscal Quarter period, plus (r) the Company’s proportionate share of Excluded Joint Venture income to the extent distributed in cash, plus (s) any pro forma rent savings resulting from the re-negotiation of leasehold interests in real property up to $1,500,000 in any four consecutive Fiscal Quarter period (excluding any such amounts recognized during such period), plus (t) management bonus expense up to $1,200,000 incurred during the Fiscal Quarter ending January 2, 2011, minus (ii) the sum, without duplication of the amounts for such period of (a) non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents (1) the reversal of an accrual or reserve for potential Cash item in any prior period or (2) the amortization of income or the accrual of revenue or income for which the cash is received in a prior or subsequent period), plus (b) interest income, plus (c) other extraordinary income, plus (d) losses attributable to any Joint Venture to the extent funded in cash by a Credit Party; provided however, (A) except as specifically provided above, none of the foregoing amounts attributable to any Credit Party’s interest in any Joint Venture shall be included for purposes of calculating “Consolidated Adjusted EBITDA” and (B) for the purposes of calculating “Consolidated Excess Cash Flow” and “Consolidated Fixed Charge Coverage Ratio”, Consolidated Adjusted EBITDA shall not include the items described in clauses (i)(h), (i), (j), (k), (p), (q), (r), (s) and (t) of this definition; provided further however, for the purposes of calculating “Availability” and “Senior Leverage Ratio”, Consolidated Adjusted EBITDA for each of the fiscal months identified on Schedule 1.1 shall be the amounts set forth thereon.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries, net of landlord contributions and tenant improvement allowances and abatements, excluding that portion of Consolidated Capital Expenditures that (i) is attributable to Excluded Joint Ventures and that is wholly financed by the third-party partner of such Excluded Joint Venture (and not by a Credit Party or a wholly-owned Subsidiary thereof) or (ii) is financed with the proceeds of Indebtedness.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period based upon GAAP, excluding any paid-in-kind interest, amortization of deferred financing costs, and any realized or unrealized gains or losses attributable to Interest Rate Agreements (excluding that portion of Consolidated Cash Interest Expense that is attributable to Excluded Joint Venture Indebtedness).

“Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long-term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for Holdings and its Subsidiaries on a consolidated basis equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) decreases in Restricted Cash pledged to a Third Party L/C Issuer, plus (c) interest income, plus (d) other non-ordinary course income (excluding any gains or losses attributable to Asset Sales), plus (e) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments), plus (b) Consolidated Capital Expenditures (net of any proceeds of (x) Net Asset Sale Proceeds to the extent reinvested in accordance with Section 2.13(a), (y) Net Insurance/Condemnation Proceeds to the extent reinvested in accordance with Section 2.13(b), and (z) any proceeds of related financings with respect to such expenditures), plus (c) the amount budgeted for Consolidated Capital Expenditures permitted for the current period under Section 6.8(d) that was not expended and is permitted to be carried forward to the next succeeding period, plus (d) Consolidated Cash Interest Expense, plus (e) provisions for current taxes based on income of Holdings and its Subsidiaries and payable in cash with respect to such period, plus (f) amounts paid to repurchase Capital Stock, plus (g) increases in Restricted Cash pledged to a Third Party L/C Issuer, plus (h) amounts paid in connection with Permitted Acquisitions or Permitted Investments, plus (i) payments made pursuant to settlement agreements, plus (j) deferred expenses for legal settlements, landlord disputes and payments for closed restaurant and severance.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense, (ii) scheduled payments of principal on Consolidated Total Debt, (iii) Consolidated Capital Expenditures (including any capitalized interest), and (iv) the current portion of taxes provided for with respect to such period in accordance with GAAP, excluding those taxes related to Excluded Joint Ventures.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.10(c) and the Fee Letter payable on or before the Closing Date.

“Consolidated Liquidity” means, for any period an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to the sum of (i) Cash-on-hand of Holdings and its Subsidiaries (excluding any Restricted Cash), plus (ii) the lesser of (x) (a) the Revolving Commitments of all of the Lenders in the aggregate, minus (b) the Total Utilization of Revolving Commitments and (y) Availability.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP (excluding, without duplication, extraordinary and non-recurring items, impairment charges related to goodwill, property, plant and equipment, and any other assets, and currency translation charges), minus (ii) the sum of (a) the income (or loss) of any Joint Venture, plus, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, plus (c) any gains or losses attributable to Asset Sales, plus (d) (to the extent not included in clause (a) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the aggregate amount of all Indebtedness of Holdings and its Subsidiaries, excluding Excluded Joint Venture Indebtedness, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period, excluding the effects of changes in (i) Consolidated Working Capital attributable to Excluded Joint Ventures and (ii) current deferred tax assets and current deferred tax liabilities to the extent such changes have no cash impact.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Controlled Account” means a Deposit Account or Securities Account of a Credit Party which is subject to a Deposit Account Control Agreement or Securities Account Control Agreement in favor of the Collateral Agent, for the benefit of the Secured Parties, in accordance with the terms of the Pledge and Security Agreement.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Fee Letter, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.

“Credit Extension” means the making of a Loan.

“Credit Party” means, at each relevant time of determination, (i) Holdings, (ii) Intermediate Holdings, (iii) the Company, and (iv) each of their respective direct and indirect Subsidiaries that is now or hereafter becomes a party to a Credit Document.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, or violation of Section 9.5(c), and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.12 or Section 2.13 or by a combination thereof), and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (iv) the date on which Administrative Agent shall have waived all violations of Section 9.5(c) by such Defaulting Lender in writing.

“Defaulted Loan” as defined in Section 2.21.

“Defaulting Lender” as defined in Section 2.21.

“Default Rate” means any interest payable pursuant to Section 2.9.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Deposit Account Control Agreement” means any deposit account control agreement executed pursuant to Section 4.4.4(c) of the Pledge and Security Agreement, duly executed by the parties named therein and in form and substance satisfactory to Administrative Agent.

“Documentation Agent” as defined in the preamble hereto.

“Dodd-Frank Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (i) in the case of the Revolving Loans or Revolving Commitments, (a) any Lender with Revolving Exposure or any Affiliate (other than a natural person) of a Lender with Revolving Exposure, (b) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets or net worth in excess of $100,000,000, (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets or net worth in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States, and (d) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets or net worth in excess of $100,000,000, (ii) in the case of the Term Loans, (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, and (iii) any other Person (other than a natural Person) approved by Administrative Agent; provided, (x) neither Holdings nor any Subsidiary of Holdings shall, in any event, be an Eligible Assignee and (y) no Person owning or controlling any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party (in each case, unless approved by the Administrative Agent) shall in any event, be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and, thereafter, for so long as Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA for any ERISA Event arising during the period such entity was an ERISA Affiliate of Holdings or such Subsidiary.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 412(n) or 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Account” means individually or collectively as the context requires, (i) any account used solely for payroll, payroll taxes or other employee wage and benefit payments, (ii) any accounts maintained by any Credit Party solely to secure Third Party Letters of Credit to the extent permitted under this Agreement, (iii) any escrow accounts used solely for consideration that could reasonably be expected to become payable in connection with Permitted Acquisitions, (iv) any petty cash deposit account for which a control agreement has not otherwise been obtained, so long as, with respect to this clause (iv), the aggregate amount on deposit in each such petty cash account does not exceed $50,000 at any one time and the aggregate amount on deposit in all such petty cash accounts does not exceed $500,000 at any one time as of or after the Closing Date (or such greater amounts approved by Administrative Agent from time to time in its reasonable discretion) and (v) any Foreign Subsidiary Deposit Account, so long as the aggregate amount on deposit in all such Foreign Subsidiary Deposit Accounts does not exceed $2,000,000 at any one time as of or after the Closing Date (or such greater amount approved by Administrative Agent from time to time in its reasonable discretion).

“Excluded Joint Venture Indebtedness” means Indebtedness of an Excluded Joint Venture; provided, that, (i) such Indebtedness shall be non-recourse to any Credit Party or Subsidiary or Affiliate thereof (other than such Excluded Joint Venture) and (ii) no Credit Party or Subsidiary or Affiliate thereof (other than such Excluded Joint Venture) shall make, or be obligated to make any payments of any kind, nature or description with respect to such Indebtedness.

“Excluded Joint Ventures” means any (a) Joint Venture established in connection with the start-up, opening and operation of new restaurant locations and (b) any Subsidiary of a Joint Venture.

“Excluded Subsidiary” means collectively, (i) any Foreign Subsidiary, and (ii) any Inactive Subsidiary.

“Existing Indebtedness” means Indebtedness and other obligations outstanding under that certain Credit Agreement dated as of February 14, 2006 among the Company, Holdings, its Subsidiaries, Wachovia Bank, National Association, as administrative agent, and the other financial institutions party thereto.

“Existing Letter of Credit Obligations” means that certain irrevocable standby letter of credit number SM237453W, issued on July 1, 2010, by Wells Fargo Bank, N.A., in the face amount of $600,000, for the benefit of Zurich American Insurance Company.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Fair Share” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code and regulations or official interpretations thereof.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to GS Bank or any other Lender selected by Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement dated as of the Closing Date, as amended, amended and restated, and/or otherwise modified from time to time.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of an officer of Holdings holding the position of, or performing equivalent functions to, chief financial officer that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries consisting of the 52 or 53 week period ending on the Sunday closest to January 1 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of (i) the first Fiscal Quarter ending after the Closing Date of (a) Consolidated Adjusted EBITDA for such Fiscal Quarter, multiplied by four (4), to (b) Consolidated Fixed Charges for such Fiscal Quarter, multiplied by four (4); (ii) the second Fiscal Quarter ending after the Closing Date of (a) Consolidated Adjusted EBITDA for the two-Fiscal Quarters period ending on such date, multiplied by two (2), to (b) Consolidated Fixed Charges for such two-Fiscal Quarters, multiplied by two (2); (iii) the third Fiscal Quarter period ending after the Closing Date of (a) Consolidated Adjusted EBITDA for the three-Fiscal Quarter period ending on such date, multiplied by four-thirds (4/3rds), to (b) Consolidated Fixed Charges for such three-Fiscal Quarter period, multiplied by four-thirds (4/3rds); and (iv) any other Fiscal Quarter of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (b) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Deposit Accounts” means all Deposit Accounts maintained by Holdings’ Foreign Subsidiaries.

“Funding Default” as defined in Section 2.21.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a municipality, state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“GS Bank” means Goldman Sachs Bank USA.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each of Holdings and each Domestic Subsidiary of Holdings (other than Company, any Inactive Subsidiary and any Excluded Joint Venture).

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Holdings and its Subsidiaries, for the Fiscal Year ended January 3, 2010, consisting of balance sheets and the related consolidated statements of income, stockholders’

equity and cash flows for such Fiscal Year, and (ii) for the interim period from January 4, 2010 to November 7, 2010, internally prepared, unaudited financial statements of Holdings and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for each quarterly period completed prior to forty-six (46) days before the Closing Date and a balance sheet and the related consolidated statements of income and cash flows for each monthly period completed prior to thirty-one (31) days prior to the Closing Date, in the case of clauses (i) and (ii), certified pursuant to a Financial Officer Certification.

“Holdings” as defined in the preamble hereto.

“Inactive Subsidiary” means any Subsidiary of Holdings that (a) does not engage in any type of business activity (other than organizational or winding-up activities), (b) does not own or possess any assets having a fair market value in excess of $50,000 in the aggregate, including, without limitation, any Capital Stock of any Credit Party (other than certain licenses which are in the process of being terminated or transferred), (c) does not have any Indebtedness and (d) has not entered into a lease or sublease of any real property.

“Increased-Cost Lenders” as defined in Section 2.22.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (a) any such obligations incurred under ERISA, (b) trade payables related to legal or accounting fees, and (c) other trade payables incurred in the ordinary course of business that are not more than 180 days past due or, if more than 180 days past due, are being contested in good faith by appropriate proceedings (so long as adequate reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor)); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for any Indebtedness of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes (with the amount of such obligations being the amount which would appear on a balance sheet of that Person in accordance with GAAP).

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in any commitment letter delivered by any Lender or Affiliate of a Lender to Company with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Indemnitee Agent Party” as defined in Section 9.6.

“Installment” as defined in Section 2.11(a).

“Installment Date” as defined in Section 2.11(a).

“Interest Payment Date” means with respect to (i) any Base Rate Loan, (a) the last day of each month (or if such date is not a Business Day, the first Business Day thereafter), commencing on the first such date to occur after the Closing Date, and (b) the final maturity date of such Loan; and (ii) any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan.

“Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one-, two-, three-or six-months, as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or

Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations, (ii) approved by Administrative Agent, and (iii) not for speculative purposes, each as amended, supplemented, or otherwise modified from time to time in accordance with this Agreement.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Intermediate Holdings” means Porterhouse, Inc., a Delaware corporation.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings or any Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than Holdings or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Italian Restaurant Holdings” means Italian Restaurants Holding Corp., a Delaware corporation.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Lead Arranger” as defined in the preamble hereto.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to an Interest Rate Agreement or Currency Agreement (including any Person who is a Lender (and any Affiliate thereof) at the time of entering into an Interest Rate Agreement or Currency Agreement, but subsequently ceases to be a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with Collateral Agent.

“LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Lien” means (i) any lien, mortgage, pledge, collateral assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Liquidation Event” means any event described in Section 8.1(b), (f), (g) or (h) that occurs with respect to an Inactive Subsidiary or with respect to an operating Subsidiary as a result of such operating Subsidiary ceasing operations.

“Loan” means individually or collectively as the context requires, a Term Loan and/or a Revolving Loan.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets, or financial condition of Holdings and its Subsidiaries taken as a whole; (ii) the ability of the Credit Parties, taken as a whole, to fully and timely perform their Obligations; (iv) the legality, validity, binding effect, or enforceability against the Credit Parties, taken as a whole, of a Credit Document to which they are a party; or (v) the material rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under the Credit Documents.

“Material Contract” means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, in each case, as amended, amended and restated, replaced, renewed, extended, supplemented and/or otherwise modified from time to time to the extent permitted by this Agreement.

“Material Real Estate Asset” means any (i) fee owned Real Estate Asset listed on Schedule 4.13 and (ii) fee owned Real Estate Asset acquired after Closing Date having a fair market value in excess of $1,000,000 as of the date of the acquisition thereof.

“Miami Beach Indebtedness” shall mean any Indebtedness of Morton’s Miami Beach owing to Crown at Miami Beach, Ltd, a Florida limited partnership, or its successors and assigns, but only to the extent such Indebtedness is non-recourse to any Credit Party or Subsidiary thereof (other than to Morton’s Miami Beach).

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar instrument, substantially in the form of Exhibit J, as it may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” each Real Estate Asset listed on Schedule 3.1(h).

“Morton’s Miami Beach” means Morton’s of Chicago Miami Beach, LLC, a Delaware limited liability company.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared at such time for presentation to the Board of Directors for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately proceeding period and budget, together with the summary business report and CEO letter.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) (a) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates (including sales commissions, legal, accounting and investment banking fees, and survey costs), (b) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (d) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds; and (d) Holdings’ good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets and properties disposed of within one year after such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith.

“Non-US Lender” as defined in Section 2.19(c).

“Note” means individually or collectively as the context requires, a Term Loan Note or a Revolving Loan Note.

“Notice” means a Funding Notice, or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Interest Rate Agreement and Currency Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Interest Rate Agreements or Currency Agreements, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party of (a) all or substantially all of the assets of a Person, all or a majority of the outstanding Voting Stock or economic interests of a Person, or all of the remaining Voting Stock or economic interests of any Joint Venture in which a Credit Party holds an interest or (b) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.13 hereof, so long as:

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest in all property (including, without limitation, Capital Stock) acquired with respect to the Target in accordance with the terms of Section 5.10 and the Target, if a Person, shall have executed a joinder agreement with Collateral Agent in accordance with the terms of Section 5.10;

(iv) Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 1.4);

(v) the Company shall have delivered to Administrative Agent at least five (5) Business Days prior to such proposed acquisition, a Compliance Certificate, evidencing compliance with Section 6.8 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8;

(vi) any Person or assets or division acquired in accordance herewith (A) shall be engaged in a type of business (or used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.13 hereof and (B) for the four Fiscal Quarter period most recently ended prior to the date of such acquisition, shall have generated earnings before income taxes, depreciation, and amortization during such period that shall exceed the amount of capital expenditures related to such Person or assets or division during such period (calculated in-substantially the same manner as Consolidated Adjusted EBITDA and Consolidated Capital Expenditures are calculated), unless otherwise waived by Administrative Agent in its reasonable discretion;

(vii) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders of the applicable Credit Party and the Target;

(viii) the aggregate consideration (including the amount of any liabilities assumed by the Credit Parties and their Subsidiaries), net of the Target’s cash and Cash Equivalents, paid by the Credit Parties and their Subsidiaries (A) for all such acquisitions made during any four Fiscal Quarter period shall not exceed $10,000,000 and (B) for all such acquisitions made during the term of this Agreement shall not exceed $50,000,000; provided however, the foregoing amounts in clauses (A) and (B) of this paragraph (viii) shall be increased up to (1) $15,000,000 and $75,000,000, respectively, if (I)(x) the Senior Leverage Ratio is less than or equal to 2.5 to 1.0 (as of the most recent measurement date immediately prior to any such acquisition) and (y) the Senior Leverage Ratio would be less than or equal to 2.5 to 1.0 (calculated on a pro forma basis after giving effect to any such acquisition) or (II) such incremental amounts are funded solely with common equity interests in Holdings or Permitted Preferred Stock, or the cash proceeds from the issuance of common stock of Holdings or the cash proceeds from the issuance of Permitted Preferred Stock, or the cash proceeds from the issuance of Subordinated Indebtedness, in each case, in excess of the amount otherwise required by clause (x) below and (2) $25,000,000 and $125,000,000, respectively, if such acquisitions are funded solely with the common equity interests in Holdings or Permitted Preferred Stock, or the cash proceeds from the issuance of common stock of Holdings, or the cash proceeds from the issuance of Permitted Preferred Stock, or the cash proceeds from the issuance of Subordinated Indebtedness;

(ix) the Credit Parties and their Subsidiaries shall not assume any Indebtedness of the Target in connection with such acquisition (unless such Indebtedness is of the type permitted under Sections 6.1(c) or (j) hereof, and Holdings and its Subsidiaries would be in compliance with Sections 6.1(c) and (j) on a pro forma basis after giving effect to such acquisition);

(x) not less than fifty percent (50%) of the total consideration paid in connection with the acquisition shall be in the form of (A) common equity interests in Holdings or Permitted Preferred Stock, (B) the proceeds of issuances of equity by Holdings after the Closing Date not required to be used to prepay the Loans or (B) the proceeds of Subordinated Indebtedness not required to be used to prepay the Loans;

(xi) in the case of an acquisition of a majority (but not all) of the outstanding Voting Stock or economic interests of a Person (such Person being hereinafter referred to as the “Joint Venture Target”), (A) the Credit Parties and each other Person holding Capital Stock in such Joint Venture Target (each such Person being hereinafter referred to as a “Minority Shareholder”) shall have entered into a stockholders agreement or similar agreement, in form and substance satisfactory to Administrative Agent (which agreement shall, without limitation, grant the Credit Parties the right to cause each Minority Shareholder to sell all of its Capital Stock in such Joint Venture Target in connection with any sale or other transfer of such Joint

Venture Target approved by the Credit Parties) and (B) for the avoidance of doubt, the Credit Parties and such Joint Venture Target shall have complied with the requirements described in clause (iii) above); and

(xii) after giving effect to such acquisition, Consolidated Liquidity shall be at least $2,000,000.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Preferred Stock” means preferred Capital Stock of Holdings that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event or otherwise, (a) is not mandatorily redeemable, in whole or in part, or required to be repurchased or redeemed, in whole or in part, by Holdings, and which does not require the payment of cash dividends or distributions, in each case, prior to the date that is at least ninety-one (91) days after the later to occur of (i) the Revolving Commitment Termination Date and (ii) the Term Loan Maturity Date, (b) is not secured by the assets of any Credit Party, (c) is not convertible or exchangeable into Indebtedness of any Credit Party and (d) does not constitute Indebtedness of any Credit Party and (e) does not result in a Change of Control.

“Permitted Preferred Securities Redemption” means the repurchase or redemption, on or before December 31, 2012, of all or a portion of the Preferred Securities for an amount not to exceed $6,000,000.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, (iii) includes an assessment of asbestos-containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of Holdings’, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Company and each Guarantor substantially in the form of Exhibit I, as it may be amended, amended and restated, joined, supplemented and/or otherwise modified from time to time.

“Preferred Securities” means the 1.2 million shares of Series A Preferred Stock issued by Holdings in connection with the Settlement of the class action captioned Johnson et al. vs. Morton’s Restaurant Group, Inc., et al. brought before the American Arbitration Association.

“Pre-opening Costs” means customary costs and expenses incurred by Holdings or its Subsidiaries prior to the opening of new or relocated restaurants, including, without limitation, training costs, advertising expenses, food costs and rent expense.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least seventy percent (70%) of the nation’s ten (10) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be 200 West Street, New York, New York 10282 (or such other location within the City and State of New York as Administrative Agent may from time to time designate in writing to Company and each Lender).

“Projections” as defined in Section 4.8.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender, by (b) the aggregate Term Loan Exposure of all Lenders; and (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender, by (b) the aggregate Revolving Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the Revolving Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Revolving Exposure of all Lenders.

“Protective Advance” as defined in Section 2.2(c).

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Reduction” as defined in Section 2.11(b).

“Reduction Date” as defined in Section 2.11(b).

“Register” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.22.

“Required Prepayment Date” as defined in Section 2.14(c).

“Requisite Class Lenders” means, at any time of determination, but subject to the provisions of Section 2.21, (i) for the Class of Lenders having Term Loan Exposure, Lenders holding more than fifty percent (50%) of the aggregate Term Loan Exposure of all Lenders; and (ii) for the Class of Lenders having Revolving Exposure, Lenders holding more than fifty percent (50%) of the aggregate Revolving Exposure of all Lenders.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and/or Revolving Exposure and representing more than fifty percent (50%) of the sum of (i) the aggregate Term Loan Exposure of all Lenders; and (ii) the aggregate Revolving Exposure of all Lenders.

“Restricted Cash” means money, currency or a credit balance in any Deposit Account or Securities Account (i) held by any JV Subsidiary or (ii) pledged to a Third Party L/C Issuer for the purposes of providing cash collateral to the extent permitted by Sections 6.1(k) and Section 6.2(o) hereof.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Holdings or Company now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings or Company now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings or Company now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-3 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $10,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) December 8, 2015; (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.12(b) or 2.13; and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of the aggregate outstanding principal amount of the Revolving Loans of that Lender.

“Revolving Loan” means a Loan made by a Lender to Company pursuant to Section 2.2(a).

“Revolving Loan Note” means a promissory note in the form of Exhibit B-3, as it may be amended, amended and restated, replaced, supplemented and/or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” has the meaning given to such term by Section 8-501 of the UCC.

“Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time, and any successor statute.

“Senior Leverage Multiple” means, as of the last day of any month ended during the Fiscal Quarters set forth below, the correlative number indicated below:

Fiscal Quarter	Senior Leverage Multiple
January 2, 2011	2.75
April 3, 2011	2.75
July 3, 2011	2.75
October 2, 2011	2.75
January 1, 2012	2.50
April 1, 2012	2.50
July 1, 2012	2.50
September 30, 2012	2.50
December 30, 2012	2.25
March 31, 2013	2.25
June 30, 2013	2.25
September 29, 2013	2.25
December 29, 2013	2.00
March 30, 2014	2.00
June 29, 2014	2.00
September 28, 2014	2.00
December 28, 2014, and each Fiscal Quarter thereafter.	1.75

“Senior Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) Consolidated Total Debt (excluding (a) Subordinated Indebtedness and (b) the Miami Beach Indebtedness) minus Cash and Cash Equivalents in excess of $1,000,000 to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit G-2.

“Solvent” means, with respect to the Credit Parties taken as a whole, that as of the date of determination, both (i) (a) the sum of the Credit Parties’ debt (including contingent liabilities) does not exceed the present fair saleable value of the Credit Parties’ present assets; (b) the Credit Parties’ capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) the Credit Parties have not incurred and do not intend to incur, or believe that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Credit Parties are “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor” means (i) Castle Harlan Partners III, L.P. or any Affiliate or limited partner thereof or any fund or account controlled or managed by or under common control with Castle Harlan Partners III, L.P. or any Affiliate or limited partner thereof, (ii) Castle Harlan, Inc. or (iii) Laurel Crown Capital, LLC or any Affiliate or limited partner thereof or any fund or account controlled or managed by or under common control Laurel Crown Capital, LLC or any Affiliate or limited partner thereof, and employees, management and directors of, and pooled investment vehicles managed by, any of the foregoing, their limited partners and their respective Affiliates.

“Subject Transaction” means (a) any Asset Sale, (b) any Permitted Acquisition and (c) any liquidation of a Subsidiary or cessation of business activities by a Subsidiary.

“Subordination Agreement” means (a) an agreement among any Credit Party, a subordinating creditor of such Credit Party and the Administrative Agent, on behalf of the Lenders, pursuant to which, among other things, the Subordinated Indebtedness is subordinated to the prior payment and satisfaction of the Obligations and (b) any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement, in each case, in form and substance reasonably satisfactory to Administrative Agent and the Requisite Lenders and as the same may be amended, amended and restated, supplemented and/or otherwise modified from time to time in accordance with this Agreement.

“Subordinated Indebtedness” means any Indebtedness incurred by any Credit Party that is expressly subordinated to the prior payment and satisfaction of the Obligations pursuant to a Subordination Agreement, as the same may be increased, renewed, replaced, extended, supplemented and/or otherwise modified in accordance with this Agreement. Without limiting the foregoing, any such Indebtedness shall (a) not require cash interest payments at a rate in excess of thirteen percent (13%) per annum, (b) have no scheduled principal installments and shall be due and payable only upon the maturity of such Indebtedness, and (c) have a stated maturity date that is at least ninety-one (91) days after the later to occur of (i) the Revolving Commitment Termination Date and (ii) the Term Loan Maturity Date.

“Subordinated Indebtedness Documents” means any agreement evidencing Subordinated Indebtedness and all security agreements, guaranty agreements and other documents, agreements and instruments executed in connection therewith, in each case, as the same may be amended, amended and restated, replaced, renewed, extended, supplemented and/or otherwise modified from time to time in accordance with this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Notwithstanding anything to the contrary contained herein, the term “Subsidiary” shall not include any Inactive Subsidiary for purposes of Section 4 hereof.

“Syndication Agent” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office) and any Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.

“Term Loan” means a Term Loan made by Lender pursuant to Section 2.1(a).

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $60,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender.

“Term Loan Maturity Date” means the earlier of (i) December 8, 2015, and (ii) the date that all Term Loans become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, amended and restated, replaced, supplemented and/or otherwise modified from time to time.

“Terminated Lender” as defined in Section 2.22.

“Title Policy” as defined in Section 3.1(h).

“Third Party L/C Issuer” means a financial institution that is not an Affiliate of Administrative Agent or a Lender and that issues Letters of Credit for the account of the Company.

“Third Party Letter of Credit” means a standby letter of credit issued, or to be issued, for the account of the Company and/or its Subsidiaries by a Third Party L/C Issuer.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Revolving Loans.

“Trademark Security Agreement” as defined in the Pledge and Security Agreement.

“Transaction Costs” means the fees, costs and expenses incurred by Holdings, Company or any of Company’s Subsidiaries in connection with the transactions contemplated by the Credit Documents.

“Type of Loan” means with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unadjusted LIBOR Rate Component” means that component of the interest costs to the Company in respect of a LIBOR Rate Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate.

“Waivable Mandatory Prepayment” as defined in Section 2.14(c).

1.2 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Except as provided below in this Section 1.2, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. If at any time, any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document if such change were applied to such computation, and Holdings shall so request, the Administrative Agent, the Lenders and Holdings shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as used to prepare the Historical Financial Statements and (ii) Holdings shall provide to the Administrative Agent and the Lenders such documents as reasonably requested by the Administrative Agent setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.3 Interpretation, etc.

Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Credit Documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Credit Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.4 Certain Calculations.

For purposes of (i) determining compliance with the financial covenants set forth in Section 6.8, including when giving Pro Forma Effect to a Permitted Acquisition pursuant to clause (iv) of the definition of “Permitted Acquisitions,” and (ii) the calculation of the Senior Leverage Ratio for purposes of Section 2.13(e) or the definition of “Applicable Margin” (collectively, the “Applicable Calculations”), the following shall apply:

(a) If any Subject Transaction shall have occurred during the period of four consecutive Fiscal Quarters ended on or prior to the applicable Calculation Date (as hereinafter defined) (the “Test Period”) or subsequent to such Test Period and on or prior to the applicable Calculation Date, the Applicable Calculations shall be calculated with respect to such period giving pro forma effect to such Subject Transaction.

(b) In the event that Holdings or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases, retires, extinguishes or otherwise discharges any Indebtedness subsequent to the commencement of the Test Period for which the Applicable Calculations are being calculated and on or prior to the date on which the event for which the Applicable Calculations are being calculated occurs or as of which the calculation is otherwise made (the “Calculation Date”), then the Applicable Calculations will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance, retirement, extinguishment or other discharge of Indebtedness (and any change in Consolidated Interest Expense resulting therefrom), and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable Test Period, provided that (i) in calculating the Consolidated Cash Interest Expense and Consolidated Interest Expense, no pro forma effect shall be given to the incurrence or repayment of working capital borrowings, unless such Indebtedness has been permanently repaid and (ii) in calculating the Senior Leverage Ratio as of the Calculation Date or the last day of the Test Period, the amount of outstanding Consolidated Total Debt and Subordinated Indebtedness shall be calculated based upon the amount outstanding as of the Calculation Date or such last day of the Test Period, as the case may be, giving pro forma effect to the incurrence or repayment of any such Indebtedness on such date.

(c) If since the beginning of the Test Period any person (that subsequently became a Subsidiary of Holdings or was merged with or into Holdings or any Subsidiary of Holdings since the beginning of such period) shall have made any transaction that would have required adjustment pursuant to this Section 1.4, then the Applicable Calculations shall be calculated giving pro forma effect thereto for such period as if such transaction had occurred at the beginning of the applicable Test Period;

(d) In calculating the Applicable Calculations, any Person that is a Subsidiary on the applicable Calculation Date will be deemed to have been a Subsidiary at all times during such Test Period;

(e) In calculating the Applicable Calculations, any Person that is not a Subsidiary on the applicable Calculation Date will be deemed not to have been a Subsidiary at any time during such Test Period;

(f) In calculating the Applicable Calculations, if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the applicable Calculation Date had been the applicable rate for the entire period (after giving effect to the operation of any Hedging Agreement applicable to such Indebtedness); and

(g) In calculating the Applicable Calculations for any period, interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the portion of the period during which the Indebtedness was outstanding.

SECTION 2. LOANS

2.1 Term Loans.

(a) Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan to Company in an amount equal to such Lender’s Term Loan Commitment. Company may make only one borrowing under the Term Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.11, 2.12 and 2.13, all amounts owed hereunder with respect to the Term Loan shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.

(b) Borrowing Mechanics for Term Loans.

(i) Company shall deliver to Administrative Agent a fully executed Funding Notice no later than one (1) Business Day prior to the Closing Date with respect to Term Loans made on the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by Company.

2.2 Revolving Loans.

(a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Company in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Except pursuant to Section 2.3(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount, and Revolving Loans that are LIBOR Rate Loans shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount.

(ii) Whenever Company desires that Lenders make Revolving Loans, Company shall deliver to Administrative Agent a fully executed Funding Notice by facsimile or electronic mail no later than 12:00 p.m. (New York City time) at least three (3) Business Days in advance of the proposed Credit Date in the case of a LIBOR Rate Loan, and at least one (1) Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 12:00 p.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Company.

(iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Company at Administrative Agent’s Principal Office or such other account as may be designated in writing to Administrative Agent by Company.

(c) Protective Advances. Subject to the limitations set forth below, and whether or not an Event of Default or a Default shall have occurred and be continuing, Administrative Agent is authorized by Company and the Lenders, from time to time in Administrative Agent’s sole discretion (but Administrative Agent shall have absolutely no obligation to), to make Revolving Loans to Company on behalf of the Revolving Lenders, which Administrative Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by Company pursuant to the terms of this Agreement and the other Credit Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any of such Loans are in this clause (c) referred to as “Protective Advances”); provided, that the amount of Revolving Loans plus Protective Advances shall not exceed the Revolving Commitments then in effect. Protective Advances may be made even if the conditions precedent set forth in Section 3 have not been satisfied. All Protective Advances shall be Base Rate Loans. Protective Advances shall not exceed $2,000,000 in the aggregate at any time without the prior consent of Requisite Lenders. Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. Company shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Revolving Commitment Termination Date and the date on which demand for payment is made by Administrative Agent.

2.3 [Reserved.]

2.4 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

2.5 Use of Proceeds.

The proceeds of the Term Loans and the Revolving Loans, if any, made on the Closing Date shall be used by Company (i) to repay the Existing Indebtedness and (ii) to pay Transaction

Costs. The proceeds of the Revolving Loans made after the Closing Date shall be used by Company for working capital and general corporate purposes of Holdings and its Subsidiaries (other than Inactive Subsidiaries). No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.6 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Revolving Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any Loan. Company hereby designates the entity serving as Administrative Agent to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.6, and Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan or Revolving Loan, as the case may be.

2.7 Interest on Loans.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii) if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin;

Notwithstanding anything to the contrary contained herein, (a) but subject to Section 2.7(h), in no event shall (i) the Adjusted LIBOR Rate be less than one and three-quarters percent (1.75%) per annum or (ii) the Base Rate be less than four and three-quarters percent (4.75%) per annum and (b) but subject to Section 2.9, all Revolving Loans made by Lenders to the Company solely for purposes of providing cash collateral to a Third Party L/C Issuer, to the extent permitted by Sections 6.1(k) and 6.2(o) hereof, shall bear interest at the Applicable Margin for Revolving Loans that are LIBOR Rate Loans.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) In connection with LIBOR Rate Loans there shall be no more than seven (7) Interest Periods outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Company fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month. As soon as practicable after 12:00 p.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

(d) Interest payable pursuant to Section 2.7(a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

(f) Notwithstanding anything to the contrary contained herein, the interest rate on any Base Rate Loan for any day shall never be less than the sum of (i) the rate appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page of such service or successor or substitute service acceptable to the Administrative Agent) on such date (or the immediately preceding Business Day, if such date is not a Business Day), as the rate for dollar deposits with a maturity comparable to an Interest Period of one (1) month, divided by the sum of (x) 1 minus (y) the Applicable Reserve Requirement plus (ii) the Applicable Margin for LIBOR Rate Loans.

2.8 Conversion/Continuation.

(a) Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, Company shall have the option:

(i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $100,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless Company shall pay all amounts due under Section 2.17 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $100,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Rate Loan.

(b) Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 p.m. (New York City time) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

2.9 Default Interest.

Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is two percent (2%) per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is two percent (2%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is two (2%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.10 Fees.

(a) Company agrees to pay to Lenders having Revolving Exposure, commitment fees equal to (1) the average of the daily difference between (i) the Revolving Commitments, and (ii) the aggregate principal amount of outstanding Revolving Loans, multiplied by (2) one-half of one percent (0.50%) per annum, which commitment fees shall be paid to Administrative Agent as set forth in Section 2.15(a) and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b) All fees referred to in Section 2.10(a) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable monthly in arrears on the last day of each month during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(c) In addition to any of the foregoing fees, Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

The fees described in this Sections 2.10 and in the Fee Letter constitute part of the Obligations. All fees described in this Section 2.10 and in the Fee Letter shall be deemed earned in full on the date when the same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

2.11 Scheduled Payments/Commitment Reductions.

(a) Scheduled Installments. The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on the Business Day immediately preceding the last day of each Fiscal Quarter set forth in the table below (each, an “Installment Date”), commencing January 2, 2011:

Fiscal Quarter	Term Loan Installments
January 2, 2011	$2,600,000.00
April 3, 2011	$466,666.67
July 3, 2011	$466,666.67
October 2, 2011	$466,666.66
January 1, 2012	$2,600,000.00
April 1, 2012	$466,666.67
July 1, 2012	$466,666.67
September 30, 2012	$466,666.66
December 30, 2012	$3,900,000.00
March 31, 2013	$700,000.00
June 30, 2013	$700,000.00
September 29, 2013	$700,000.00
December 29, 2013	$3,900,000.00
March 30, 2014	$700,000.00
June 29, 2014	$700,000.00
September 28, 2014	$700,000.00
December 28, 2014	$3,900,000.00
March 29, 2015	$700,000.00
June 28, 2015	$700,000.00
September 27, 2015	$700,000.00
Term Loan Maturity Date	The unpaid principal amount of the Term Loan then outstanding

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loan in accordance with Sections 2.11, 2.12 and 2.13, as applicable; and (y) the Term Loan, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date.

2.12 Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time:

(1) with respect to Base Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount; and

(2) with respect to LIBOR Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.17(c)) in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount.

(ii) All such prepayments shall be made:

(1) upon not less than one (1) Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2) upon not less than three (3) Business Days’ prior written or telephonic notice in the case of LIBOR Rate Loans,

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.14(a) with respect to Revolving Loans and Section 2.14(b) with respect to Term Loans.

(b) Voluntary Commitment Reductions.

(i) Company may, upon not less than three (3) Business Days’ prior written notice (which may be given by telefacsimile or electronic mail) or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part (i) the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction, or (ii) any unused portion of the Term Loan Commitments; provided, any such partial reduction of the Revolving Commitments and the Term Loan Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) Company’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Company’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

2.13 Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales. No later than the third (3rd) Business Day following the date of receipt by any Credit Party of any Net Asset Sale Proceeds in excess of $2,000,000 in the aggregate in any four consecutive Fiscal Quarter period, Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, upon delivery of a written notice to Administrative Agent, Company shall have the option, directly or through one or more Subsidiaries, to invest Net Asset Sale Proceeds (the “Asset Sale Reinvestment Amounts”) in assets of the general type used in the business of Company if such assets are purchased or constructed within three hundred sixty (360) days following receipt of such Net Asset Sale Proceeds; provided further, pending any such reinvestment all Asset Sale Reinvestment Amounts shall be, at the option of Company, either (i) held at all times prior to such reinvestment, in an escrow account in form and substance reasonably acceptable to Administrative Agent, or (ii) applied to prepay Revolving Loans to the extent then outstanding (without a reduction in Revolving Commitments) and upon such application, the Administrative Agent shall establish a reserve against Availability in an amount equal to the amount of such Asset Sale Reinvestment Amounts so applied and, to the extent such Asset Sale Reinvestment Amounts exceed the amount required to prepay all such Revolving Loans, the balance thereof shall be held at all times prior to such reinvestment in an escrow account in form and substance reasonable acceptable to Administrative Agent. In the event that the Asset Sale Reinvestment Amounts are not reinvested by Company prior to the earlier of (i) the last day of such three hundred sixty (360) day period and (ii) the date of the occurrence of an Event of Default, Administrative Agent shall apply such Asset Sale Reinvestment Amounts to the Obligations as set forth in Section 2.14(b).

(b) Insurance/Condemnation Proceeds. No later than the fifth (5th) Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds in excess of $2,000,000, Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, upon delivery of a written notice to Administrative Agent, Company shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within three hundred sixty (360) days of receipt thereof in assets of the general type used in the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, pending any such investment all such Net Insurance/Condemnation Proceeds, shall be, at the option of the Company, either (i) held at all times prior to such investment, in an escrow account in form and substance reasonably acceptable to Administrative Agent, or (ii) applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments) and upon such application, the Administrative Agent shall establish a reserve against Availability in an amount equal to the amount of such Net Insurance/Condemnation

Proceeds so applied and, to the extent such Net Insurance/Condemnation Proceeds exceed the amount required to prepay all such Revolving Loans, the balance thereof shall be held at all times prior to such reinvestment in an escrow account in form and substance reasonable acceptable to Administrative Agent. In the event that the Net Insurance/Condemnation Proceeds are not invested by Company prior to the earlier of (i) the last day of such three hundred sixty (360) day period and (ii) the date of the occurrence of an Event of Default, Administrative Agent shall apply such Net Insurance/Condemnation Proceeds to the Obligations as set forth in Section 2.14(b).

(c) Issuance of Equity Securities. Not later than the Business Day after receipt by Holdings of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings or any of its Subsidiaries (other than (i) Capital Stock issued pursuant to any employee stock or stock option compensation plan, to consummate the Permitted Preferred Securities Redemption, to consummate Permitted Acquisitions or for other purposes approved in writing by Administrative Agent, or (ii) Cash proceeds from the issuance of any common stock of Holdings or Permitted Preferred Stock of up to an aggregate amount not to exceed $5,000,000 in any four consecutive Fiscal Quarter period, but only to the extent that (x) no Default or Event of Default has occurred and is continuing and (y) one hundred percent (100%) of such Cash proceeds are utilized by Holdings or its Subsidiaries to fund Capital Expenditures or for general corporate purposes), Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to one hundred percent (100%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(d) Issuance of Debt. On the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2011), Company shall, no later than ninety (90) days after the end of such Fiscal Year, prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to (i) fifty percent (50%) of such Consolidated Excess Cash Flow if Holdings and its Subsidiaries’ Senior Leverage Ratio is equal to or greater than 2.00 to 1.00 as of the last Fiscal Quarter of such Fiscal Year; (ii) twenty-five percent (25%) of such Consolidated Excess Cash Flow if Holdings and its Subsidiaries’ Senior Leverage Ratio is less than 2.00 to 1.00 but greater than 1.49 to 1.00 as of the last Fiscal Quarter of such Fiscal Year; and (iii) zero percent (0%) of such Consolidated Excess Cash Flow if Holdings’ and its Subsidiaries Senior Ratio Leverage is less than or equal to 1.49 to 1.00 as of the last Fiscal Quarter of such Fiscal Year. The amount of any prepayment otherwise required by this Section 2.13(e) with respect to any Fiscal Year shall be treated as voluntary prepayments made pursuant to Section 2.12(a).

(f) Revolving Loans. Company shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(g) Prepayment of Excess Outstanding Amounts. Concurrently with the delivery of the financial statements pursuant to Sections 5.1(a), 5.1(b) and 5.1(c), Company shall prepay Loans in an amount equal to 100% of the amount by which (x) the Consolidated Total Debt as of the date of such financial statements exceeds (y) Consolidated Adjusted EBITDA for the twelve-month period ending on the last day of fiscal month for which such financial statements were prepared, multiplied by the then applicable Leverage Multiple.

(h) Tax Refunds. On the date of receipt by Holdings or any of its Subsidiaries of any tax refunds in excess of $2,000,000 in the aggregate in any Fiscal Year, Company shall prepay Loans and/or Revolving Commitments shall be reduced as set forth in Section 2.14(b) in the amount of such tax refunds in excess of $2,000,000.

(i) Change of Control. Upon any Change of Control, Company shall prepay the Loans and all other outstanding Obligations in full (unless otherwise waived in writing by Administrative Agent in its reasonable discretion).

(j) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.13(a) through 2.13(e), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow as the case may be. In the event that Company shall subsequently determine that the actual amount of proceeds received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to the prepayment that would have been required under this Section in respect of such excess, and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.14 Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments of Revolving Loans. Any prepayment of any Revolving Loan pursuant to Section 2.12 shall be applied to repay outstanding Revolving Loans to the full extent thereof (without any reduction in the Revolving Commitments except pursuant to Section 2.12(b)).

(b) Application of Prepayments by Type of Loans. Any voluntary prepayments of Term Loans pursuant to Section 2.12 and any mandatory prepayment of any Loan pursuant to Section 2.13 shall be applied as follows:

first, to the payment of all fees, and all expenses specified in Section 10.2, to the full extent thereof;

second, to the payment of any accrued interest at the Default Rate, if any;

third, to the payment of any accrued interest (other than Default Rate interest);

fourth, except in connection with any Waivable Mandatory Prepayment in Section 2.14(c), to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to reduce the remaining scheduled Installments of principal on such Term Loans; and

fifth, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Commitments to the full extent thereof.

(c) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event Company is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three (3) Business Days prior to the expected date (the “Required Prepayment Date”) on which Company is required to make such Waivable Mandatory Prepayment, Company shall notify Administrative Agent of the expected amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to Company and Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify Company and Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, Company shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Term Loans of such Lenders (which prepayment shall be applied to the scheduled Installments of principal of the Term Loans in accordance with Section 2.14(b)), and (ii) to the extent of any excess, to Company for working capital and general corporate purposes.

(d) Application of Prepayments of Loans to Base Rate Loans and LIBOR Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.17(c).

2.15 General Provisions Regarding Payments.

(a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense,

recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of Lenders, not later than 2:00 p.m. (New York City time) on the date due at 399 Park Avenue, New York, New York 10043 or via wire transfer of immediately available funds to account number 30627664 maintained by Administrative Agent with Citibank, N.A. (ABA No. 021000089) in New York City (or at such other location or bank account within the City and State of New York as may be designated by Administrative Agent from time to time); funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f) [Reserved.]

(g) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations (including, but not limited to, Obligations arising under any Interest Rate Agreement or Currency Agreement that are owing to any Lender or Lender Counterparty), including, but not limited to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to each Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by any Agent in connection therewith, and all amounts for which any Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as an Agent and not as a Lender) and all advances made by any Agent under any Collateral Document for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by any Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders and the Lender Counterparties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.16 Ratable Sharing.

Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than as a result of Section 2.14(c) a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.17 Making or Maintaining LIBOR Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

(b) Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Company.

(d) Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

2.18 Increased-Costs; Capital Adequacy; etc.

(a) Compensation For Increased-Costs and Taxes. Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any change in any law, treaty or governmental rule, regulation or order, or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, Federal Deposit Insurance Corporation (FDIC) insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased-cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c) For purposes of this Section 2.18, the Dodd-Frank Act and any and all rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith are deemed to have been introduced and adopted after the date of this Agreement.

(d) No claim by a Lender pursuant to this Section 2.18 shall be made with respect to any increased costs incurred or reductions suffered more than 90 days prior to the date of the Lender’s statement setting forth the amounts payable pursuant to this Section.

2.19 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any applicable tax law (including, without limitation, applicable judicial decisions, statutes, regulations and other administrative interpretations) shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, in respect of payments to such Lender.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate Regarding Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.19(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate Regarding Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount to any Non-US Lender under Section 2.19(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.19(c), or (2) to notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.19(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.19(c) shall relieve Company of its obligation to pay any additional amounts pursuant this Section 2.19 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer legally able to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein. If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (B) other documentation reasonably required by the Company and the Administrative Agent sufficient for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

2.20 Obligation to Mitigate.

Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.21 Defaulting Lenders.

Anything contained herein to the contrary notwithstanding, in the event that any Lender violates any provision of Section 9.5(c), or, other than at the direction or request of any regulatory agency or authority, defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan (a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if Administrative Agent so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any

Revolving Commitment fee pursuant to Section 2.10 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment or Term Loan Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section 9.5(c).

2.22 Removal or Replacement of a Lender.

Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Company’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five (5) Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Administrative Agent (if required) and Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Company may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all accrued, but theretofore unpaid fees (if any) owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18 or 2.19; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

SECTION 3. CONDITIONS PRECEDENT

3.1 Closing Date.

The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents; Funding Notice. Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender, and a duly executed Funding Notice, in each case, in form and substance reasonably satisfactory to Administrative Agent.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries shall be as set forth on Schedules 4.1 and 4.2, respectively.

(d) Subordinated Indebtedness Documents. Administrative Agent shall have received each Subordinated Indebtedness Document existing as of the Closing Date (if any), together with all exhibits and schedules thereto, and all amendments, modifications, supplements and waivers thereto, along with each applicable Subordination Agreement, in each case, certified by an Authorized Officer of Holdings as being true, correct and complete, and in form and substance reasonably satisfactory to Administrative Agent.

(e) Existing Indebtedness. On the Closing Date, Holdings and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness (other than the Existing Letter of Credit Obligations), (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder (other than the Existing Letter of Credit Obligations).

(f) Transaction Costs. On or prior to the Closing Date, Company shall have delivered to Administrative Agent Company’s reasonable best estimate of the Transactions Costs (other than fees payable to any Agent).

(g) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.

(h) [Reserved].

(i) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received:

(i) evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii) A completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person reasonably satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and

(iii) To the extent not covered by the opinion contemplated by clause (m) below, opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent.

(j) Environmental Reports. Administrative Agent shall have received a Phase I Report for the Mortgaged Properties specified by Administrative Agent in form and scope satisfactory to Administrative Agent.

(k) Financial Statements; Projections. Lenders shall have received from Holdings (i) the Historical Financial Statements, (ii) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of the month most recently ended prior to the Closing Date giving pro forma effect to the consummation of the transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which consolidated balance sheet shall be in form and substance reasonably satisfactory to Administrative Agent, and (iii) the Projections.

(l) Evidence of Insurance. Collateral Agent shall have received a certificate from Company’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(m) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Schulte, Roth & Zabel LLP and (ii) Wildman, Harrold, Allen & Dixon LLP, counsel for Credit Parties, and as to such other matters as Administrative Agent may reasonably request, in each case, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(n) Fees. Company shall have paid to Syndication Agent, Administrative Agent and Documentation Agent, the fees payable on the Closing Date referred to in the Fee Letter.

(o) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Company dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance reasonably satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the making of the Loans, Company and its Subsidiaries are Solvent.

(p) Closing Date Certificate. The Credit Parties shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(q) Closing Date. Lenders shall have made the Term Loans to Company on or before December 9, 2010.

(r) Representations and Warranties True. As of the Closing Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects before and after giving effect to the making of the Term Loans and the Revolving Loans on the Closing Date, and the Credit Parties shall be in compliance with all covenants, agreements and obligations under the Credit Documents, and no

Default or Event of Default (other than those expressly waived in writing by Administrative Agent) shall have occurred and be continuing or would exist after giving effect to the Term Loans and the Revolving Loans to be made on the Closing Date.

(s) Funds Flow. Administrative Agent shall have received a description of the Company’s sources and uses of funds as of the Closing Date.

(t) Minimum Consolidated Liquidity. The pro forma balance sheet delivered pursuant to Section 3.1(k) shall demonstrate to Administrative Agent that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, Holdings and its Subsidiaries shall have Consolidated Liquidity equal to or greater than $2,000,000.

(u) Minimum EBITDA. The income statement of Holdings’ and its Subsidiaries for the twelve-month period ended November 7, 2010, shall demonstrate to Administrative Agent that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, as of the Closing Date, the Company shall have generated trailing twelve-month Consolidated Adjusted EBITDA of at least $22,500,000.

(v) Maximum Senior Leverage Ratio. The pro forma balance sheet delivered pursuant to Section 3.1(k) and the income statement delivered pursuant to Section 3.1(u) shall demonstrate to Administrative Agent that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, the ratio of (i) Consolidated Total Debt for the Company and its Subsidiaries as of the Closing Date to (ii) Consolidated Adjusted EBITDA for the twelve-month period ending November 7, 2010 shall not be greater than 2.75:1.00.

(w) No Material Adverse Effect. Since January 3, 2010, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Closing Date Material Adverse Effect.

(x) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent, and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

3.2 Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice;

(ii) after making the Credit Extensions requested on such Credit Date, (x) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect and (y) Availability would be $0 or greater;

(iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(v) as of such Credit Date, the Senior Leverage Ratio determined on a pro forma basis as of such date after giving effect to the contemplated Credit Extension shall not exceed the maximum Senior Leverage Ratio permitted as of the last day of the immediately preceding Fiscal Quarter pursuant to Section 6.8.

(b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing or conversion/continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

3.3 Conditions Subsequent to the Closing Date.

Company shall fulfill, on or before the date applicable thereto (which date can be extended in writing by the Administrative Agent in its sole discretion), each of the conditions subsequent specified in Section 5.15.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct:

4.1 Organization; Requisite Power and Authority; Qualification.

Each of the Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to lease the properties it operates as lessee, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby and to conduct the business in which it is currently engaged and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2 Capital Stock and Ownership.

The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

4.3 Due Authorization.

The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4 No Conflict.

The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of

Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

4.5 Governmental Consents.

The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6 Binding Obligation.

Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7 Historical Financial Statements.

The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and any of its Subsidiaries taken as a whole.

4.8 Projections.

On and as of the Closing Date, the Projections of Holdings and its Subsidiaries for the period of Fiscal Year 2010 through and including Fiscal Year 2015, including monthly projections for each month during the Fiscal Year in which the Closing Date takes place (the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

4.9 No Material Adverse Effect.

Since the Closing Date, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10 No Restricted Junior Payments.

Since January 3, 2010, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.5.

4.11 Adverse Proceedings, etc.

There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (excluding Environmental Laws, which are specifically addressed by Section 4.14) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12 Payment of Taxes.

Except as otherwise permitted under Section 5.3, all tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Holdings knows of no proposed tax assessment against Holdings or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13 Properties.

(a) Title. Each of Holdings and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.5 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of all Real Estate Assets. As of the Closing Date, each lease or sublease relating to such Real Estate Asset is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder which could reasonably be expected to have a Material Adverse Effect, and each such agreements constitute the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14 Environmental Matters.

Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, in violation of applicable Environmental Laws. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15 No Defaults.

Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except, with respect to any of the foregoing, where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16 Material Contracts.

Neither Holdings nor any of its Subsidiaries have any Material Contracts in effect on the Closing Date.

4.17 Governmental Regulation.

Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 Margin Stock.

Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19 Employee Matters.

Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the best knowledge of Holdings and Company, no union organization activity is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably expected to have a Material Adverse Effect.

4.20 Employee Benefit Plans.

Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except such as is not reasonably expected to have a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates, except such as is not reasonably expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur, except such as is not reasonably expected to have a Material Adverse Effect. Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, except such as is not reasonably expected to have a Material Adverse Effect.

4.21 Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

4.22 Solvency.

The Credit Parties taken as a whole are and, upon the incurrence of any Credit Extension by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.

4.23 Subordinated Indebtedness Documents.

Holdings and Company have delivered to Administrative Agent complete and correct copies of (i) each Subordinated Indebtedness Document and of all exhibits and schedules thereto (if any), and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Subordinated Indebtedness Document.

4.24 Compliance with Statutes, etc.

Each of the material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business, and the expiration date thereof (if any), is identified on Schedule 4.24. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.25 Disclosure.

No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known to Holdings or Company (other than matters of a general economic or industry nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.26 Patriot Act.

To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.27 Inactive Subsidiaries.

Schedule 4.27 contains a true, correct and complete list of all Inactive Subsidiaries existing as of the Closing Date.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements and Other Reports.

Unless otherwise provided below, Holdings will deliver to Administrative Agent and Lenders:

(a) Monthly Reports. As soon as available, and in any event within thirty-five (35) days after the end of each month (including months which began prior to the Closing Date), the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such month and the related consolidated statements of income and of cash flows of Holdings and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in the case of the statement of income, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto.

(b) Quarterly Financial Statements. As soon as available, and in any event no later than the earlier of (i) the date Holdings is required to file its Form 10-Q with the SEC for any Fiscal Quarter, as applicable (taking into account any extensions of the time to file) and (ii) within fifty (50) days after the end of each such Fiscal Quarter (including the fourth Fiscal Quarter), the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and of cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in the case of the statement of income, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto.

(c) Annual Financial Statements. As soon as available, and in any event no later than the earlier of (i) the date Holdings is required to file its Form 10-K with the SEC for a Fiscal Year (taking into account any extensions of the time to file) and (ii) within one hundred twenty (120) days after the end of each Fiscal Year, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, in reasonable detail, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of KPMG LLC or other independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements);

(d) Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e) Notice of Default. Promptly upon any officer of Holdings or Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or Company with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(f) Notice of Litigation. Promptly upon any officer of Holdings or Company obtaining knowledge of (i) the institution of any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof, together with such other non-privileged information as may be reasonably available to Holdings or Company to enable Lenders and their counsel to evaluate such matters;

(g) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that could reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, upon the request of the Administrative Agent or any Lender, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(h) Financial Plan. As soon as practicable and in any event no later than thirty (30) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and including the assumptions on which such forecasts are based, (ii) with respect to each such Fiscal Year, forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each month of such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.8 through the final maturity date of the Loans, and (iv) forecasted liquidity through the final maturity date of the Loans, together, in each case, with an explanation of the assumptions on which such forecasts are based, all in form and substance reasonably satisfactory to Agents; and

(i) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding Fiscal Year;

(j) Notice Regarding Material Contracts. Promptly, and in any event within ten (10) Business Days after any Material Contract is entered into, terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, a written statement describing such event (including, with respect to any such termination or amendment, an explanation of any actions being taken with respect thereto), with copies of any such Material Contracts or material amendments delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(j));

(k) Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of Holdings or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(l) Information Regarding Collateral. (a) Company will furnish to Collateral Agent not less than fifteen (15) days prior written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, or (iii) in any Credit Party’s Federal Taxpayer Identification Number. Company also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(m) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Company shall deliver to Collateral Agent an Officer’s Certificate confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes; and

(n) Other Information. Promptly upon the request of Administrative Agent, such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent. Without limiting the foregoing, the General Counsel of Holdings shall (i) at the request of Administrative Agent, hold quarterly telephone conferences with the Administrative Agent for purposes of updating the Administrative Agent of any material labor and employment matters involving Holdings and its Subsidiaries (including wage and hour laws), and (ii) promptly advise the Administrative Agent of any material labor and employment matters involving Holdings and its Subsidiaries.

5.2 Existence.

Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof will not reasonably be expected to have a Material Adverse Effect.

5.3 Payment of Taxes and Claims.

Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries). In addition, Company agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (but excluding mortgage recording taxes, transfer taxes and similar fees directly related to any Lien obtained in favor of Administrative Agent on the Mortgaged Properties) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, except where the failure to pay such amounts would not be materially adverse to Agent, the Lenders or any Credit Party.

5.4 Maintenance of Properties.

Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5 Insurance.

Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to Administrative Agent, and (ii) casualty insurance, such public liability insurance, third-party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value property insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (ii) in the case of each property insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6 Inspections.

Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent or any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and, from and after the occurrence and during the continuance of an Event of Default, its independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, however, that the Agent and the Lenders shall use reasonable efforts to coordinate any such visits and inspections.

5.7 Lenders Meetings.

Holdings and Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

5.8 Compliance with Laws.

Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, including all Environmental Laws, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9 Environmental.

(a) Environmental Disclosure. Holdings will deliver to Administrative Agent and Lenders:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims, in each case which could reasonably be expected to have a Material adverse Effect;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws which could reasonably be expected to have a Material Adverse Effect, or (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect;

(iii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority which could reasonably be expected to have a Material Adverse Effect, and (3) any request for information from any Governmental Authority that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity which could reasonably be expected to have a Material Adverse Effect;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10 Subsidiaries.

In the event that any Person becomes a Domestic Subsidiary of Company (other than an Inactive Subsidiary), Company shall (a) concurrently with such Person becoming a Domestic Subsidiary, cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(i), 3.1(j), 3.1(k), 3.1(l) and 3.1(m). In the event that any Person becomes a Foreign Subsidiary of Company, and the ownership interests of such Foreign Subsidiary are directly owned by Company or by any Domestic Subsidiary thereof, Company shall, or shall cause such Domestic Subsidiary to, concurrently deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(i)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in sixty-five percent (65%) of the voting ownership interests in a first-tier Foreign Subsidiary and one hundred percent (100%) of the non-voting ownership interests in a first-tier Foreign Subsidiary. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11 Additional Material Real Estate Assets.

In the event that any Credit Party acquires a Material Real Estate Asset then such Credit Party, within thirty (30) days (or such longer period to which the Administrative Agent may agree) after acquiring such Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(h), 3.1(j), and 3.1(l) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, Company shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.12 [Reserved].

5.13 Further Assurances.

At any time or from time to time upon the reasonable request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Holdings, and its Domestic Subsidiaries and all of the outstanding Capital Stock of Company and its Domestic Subsidiaries and 65% of the voting ownership interests of its first-tier Foreign Subsidiaries and one hundred percent (100%) of the non-voting ownership interests of its first-tier Foreign Subsidiaries.

5.14 Miscellaneous Business Covenants.

Unless otherwise consented to by Agents and Requisite Lenders:

(a) Non-Consolidation. Holdings will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

(b) Cash Management Systems. Holdings and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Administrative Agent, including, without limitation, with respect to Controlled Account arrangements. If the aggregate daily balance of Cash on deposit in all Foreign Subsidiary Deposit Accounts exceeds $2,000,000 (or such greater amount approved by Administrative Agent from time to time in its reasonable discretion) at any time, Holdings shall, and shall cause its Foreign Subsidiaries to, immediately transfer such excess to a Controlled Account. If the daily balance of Cash on deposit in any Excluded Account of the type described in clause (iv) of such definition exceeds $50,000 (or such greater amount approved by Administrative Agent from time to time in its reasonable discretion), or if the aggregate daily balance of Cash on deposit in all Excluded Accounts of the type described in clause (iv) of such definition exceeds $500,000 (or such greater amount approved by Administrative Agent from time to time in its reasonable discretion), Holdings shall, and shall cause its Subsidiaries to, immediately transfer such excess to a Controlled Account.

(c) Activities of Management. Each of the Chief Executive Officer, Chief Financial Officer and General Counsel of Holdings shall devote substantially all of his or her professional working time, attention, and energies to the management of the businesses of Holdings and its Subsidiaries.

5.15 Post Closing Matters.

Company shall, and shall cause each of the Credit Parties to, satisfy the requirements set forth on Schedule 5.15 on or before the date specified for such requirement or such later date to be determined by the Agent.

5.16 Material Contracts.

Holdings and its Subsidiaries shall at all times comply with all covenants, obligations and other agreements set forth in all Material Contracts.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness.

No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of any Guarantor Subsidiary to Company or to any other Guarantor Subsidiary, or of Company to any Guarantor Subsidiary; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

(c) Subordinated Indebtedness in an aggregate principal amount not to exceed (i) $10,000,000 if (x) the Senior Leverage Ratio is greater than 2.5 to 1.0 (as of the most recent measurement date preceding the date of incurrence of any such Subordinated Indebtedness) or (y) the Senior Leverage Ratio would be greater than 2.5 to 1.0 after giving effect to the incurrence of any such Subordinated Indebtedness (calculated on a pro forma basis) and (ii) $15,000,000 at any time that (A) the Senior Leverage Ratio is less than or equal to 2.5 to 1.0 (as of the most recent measurement date preceding the date of incurrence of any such Subordinated Indebtedness) and (B) the Senior Leverage Ratio would be less than or equal to 2.5 to 1.0 after giving effect to the incurrence of any such Subordinated Indebtedness (calculated on a pro forma basis);

(d) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Company or any such Subsidiary pursuant to such agreements, or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, or appeal bonds or similar obligations incurred in the ordinary course of business;

(f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(g) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Subsidiaries;

(h) guaranties by Company of Indebtedness of a Guarantor Subsidiary or guaranties by a Subsidiary of Company of Indebtedness of Company or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;

(i) Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, or (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced (except by an amount equal to the accrued but unpaid interest on such Indebtedness, and customary and reasonable prepayments premiums or penalties and fees and expenses incurred in connection with the renewal, extension or refinancing);

(j) Indebtedness in an aggregate amount not to exceed at any time $5,000,000 with respect to (x) Capital Leases and (y) purchase money Indebtedness; provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall (i) be secured only by the asset acquired in connection with the incurrence of such Indebtedness and (ii) constitute not less than 100% of the aggregate consideration paid with respect to such asset;

(k) Indebtedness incurred by Company in respect of any Third Party Letter of Credit issued by a Third Party L/C Issuer in an aggregate face amount not to exceed $2,000,000 at any time;

(l) Excluded Joint Venture Indebtedness;

(m) the Miami Beach Indebtedness;

(n) Indebtedness arising under Interest Rate Agreements and Currency Agreements;

(o) Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $5,000,000;

(p) Indebtedness arising under forward commodities agreements for the purchase of beef entered into in order to manage existing or anticipated commodities price and supply risks and not for speculative purposes;

(q) Indebtedness of any Credit Party under insurance premium financings entered into in the ordinary course of business;

(r) Indebtedness assumed pursuant to a Permitted Acquisition (and in compliance with clause (ix) of such definition), and any refinancings, refundings, renewals or extensions thereof; provided that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the accrued but unpaid interest on such refinanced Indebtedness and a reasonable premium or penalty paid, and fees and expenses incurred, in connection with such refinancing and an amount equal to any existing commitments unutilized thereunder and (ii) any refinancing, refunding, renewal or extension of any Subordinated Indebtedness shall be on subordination terms at least as favorable to the Lenders as, and no more restrictive on Holdings and its Subsidiaries than the Subordinated Indebtedness being refinanced, refunded, renewed or extended;

(s) Indebtedness of the Credit Parties secured solely by fee owned Real Estate Assets which does not exceed $5,000,000 in an aggregate principal amount at any time; provided such Indebtedness is non-recourse to any Credit Party; and

(t) other Indebtedness not described in clauses (a) through (s) above in an aggregate principal amount not to exceed at any time $3,500,000.

6.2 Liens.

No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes if obligations with respect to such Taxes are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as the aggregate amount of such Taxes do not exceed $2,500,000;

(c) statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of ten (10) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) licenses of patents, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Subsidiary;

(l) Liens described in Schedule 6.2 or on a title report delivered pursuant to Section 3.1(h)(iii);

(m) Liens securing purchase money Indebtedness permitted pursuant to Section 6.1(j); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n) Liens on cash in favor of Wells Fargo Bank, N.A. but only to the extent such Liens secure the Existing Letter of Credit Obligations;

(o) Liens on cash securing any Indebtedness permitted pursuant to Section 6.1(k);

(p) Liens on Cash and Cash Equivalents in favor of any counterparty to an Interest Rate Agreement or Currency Agreement;

(q) any extensions, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in this Section; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which was subject to the Lien so extended, renewed or replaced;

(r) Liens existing on the Closing Date and set forth on Schedule 6.2 and any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any such Lien; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which was subject to the Lien so extended, renewed or replaced; provided that no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date;

(s) Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which the relevant Credit Party shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(t) Normal and customary Liens, rights of setoff and recoupment rights upon deposits of cash in favor of banks or other depository institutions relating to due and unpaid bank fees, bank charges, returned checks and chargebacks, and other normal and customary obligations associated with the maintenance of deposit accounts by such banks or other depository institutions;

(u) Liens on real estate securing Indebtedness permitted pursuant to Section 6.1(s); and

(v) Other Liens not described in clauses (a) through (u) above securing Indebtedness in an aggregate principal amount not to exceed at any time $3,500,000.

6.3 Equitable Lien.

If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4 No Further Negative Pledges.

Except with respect to (a) property encumbered by a Lien permitted by Section 6.2 to secure payment of Indebtedness or property to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) restrictions in other Indebtedness incurred in compliance with Section 6.1; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company’s board of directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in this Agreement, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5 Restricted Junior Payments.

No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment, except that:

(a) Italian Restaurant Holdings, Company and any other first-tier Subsidiary of Holdings may make Restricted Junior Payments to Holdings for general corporate purposes of Holdings consistent with the past practices of Holdings, including, for purpose of (i) paying general administrative costs and other costs and expenses incurred in the ordinary course of business, (ii) discharging the consolidated tax liabilities of Holdings and its Subsidiaries, (iii) consummating Permitted Acquisitions and (iv) making capital contributions to its Subsidiaries, in each case, so long as Holdings applies the full amount of any such Restricted Junior Payment for such purpose and contributes any excess amount to the Company;

(b) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Company may make Restricted Junior Payments to consummate any Permitted Preferred Securities Redemption;

(c) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, any Credit Party may repurchase Capital Stock of Holdings (i) from officers, directors and employees of Holdings or any Subsidiary in an aggregate amount not to exceed $2,000,000 in any four consecutive Fiscal Quarter period of Holdings and $10,000,000 during the term of this Agreement and (ii) from existing shareholders of Holdings (other than officers, directors and employees of Holdings or any Subsidiary) in an aggregate amount not to exceed $2,000,000 in any four consecutive Fiscal Quarter period of Holdings and $10,000,000 during the term of this Agreement, in each case, so long as Holdings applies the full amount of any such Restricted Junior Payment for such purpose and contributes any excess amount to the Company; provided that, the foregoing amounts in this clause (ii) shall be increased to $4,000,000 and $20,000,000, respectively, if (A) the Senior Leverage Ratio set forth in Section 6.8(b) is less than or equal to 2.0 to 1.0 and (B) the Credit Parties are then in compliance with the Senior Leverage Ratio (as of the most recent measurement date);

(d) Holdings may (i) repurchase Capital Stock to the extent such repurchase is deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such Capital Stock represent a portion of the exercise price of those options, warrants or other convertible securities and (ii) make cash payments in lieu of the issuance of fractional shares in connection with the exercise of options, warrants, or other convertible securities in an aggregate amount not to exceed $250,000 in any four consecutive Fiscal Quarter period of Holdings; and

(e) the Credit Parties may make other Restricted Junior Payments not described in clauses (a) through (d) above, so long as (i) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, and (ii) the aggregate amount of all such Restricted Junior Payments made during the term of this Agreement do not exceed $2,500,000

6.6 Restrictions on Subsidiary Distributions.

Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Holdings to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Holdings or any other Subsidiary of Holdings, (b) repay or prepay any Indebtedness owed by such Subsidiary to Holdings or any other Subsidiary of Holdings, (c) make loans or advances to Holdings or any other Subsidiary of Holdings, or (d) transfer any of its property or assets to Holdings or any other Subsidiary of Holdings other than restrictions (i) in agreements evidencing purchase money Indebtedness permitted by Section 6.1(j) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, and (v) restrictions in other Indebtedness incurred in compliance with Section 6.1; provided that such restrictions, taken as a whole, are, in the good faith judgment of Holdings’ board of directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in this Agreement.

6.7 Investments.

No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture and any Foreign Subsidiary, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any wholly-owned Guarantor Subsidiaries of Company;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;

(d) intercompany loans to the extent permitted under Section 6.1(b);

(e) Consolidated Capital Expenditures permitted by Section 6.8(d);

(f) loans and advances to employees of Holdings and its Subsidiaries (i) made in the ordinary course of business and described on Schedule 6.7, and (ii) any refinancings of such loans after the Closing Date, in an aggregate amount not to exceed $1,000,000;

(g) Investments described in Schedule 6.7;

(h) Permitted Acquisitions;

(i) Interest Rate Agreements and Currency Agreements;

(j) Non-cash consideration received from any Asset Sales permitted by Section 6.9;

(k) Investments in Joint Ventures in an aggregate amount not to exceed $3,500,000 per restaurant operated by any such Joint Venture (or such greater amount as approved by Administrative Agent, in its reasonable discretion);

(l) Investments in Foreign Subsidiaries; and

(m) other Investments not described in clauses (a) through (l) above in an aggregate amount not to exceed at any time $2,500,000.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

6.8 Financial Covenants.

(a) Fixed Charge Coverage Ratio. Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending January 2, 2011, to be less than 1.15 to 1.00.

(b) Senior Leverage Ratio. Holdings shall not permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending January 2, 2011, to exceed the correlative ratio indicated:

Fiscal Quarter	Senior Leverage Ratio
January 2, 2011	2.75 to 1.00
April 3, 2011	2.75 to 1.00
July 3, 2011	2.75 to 1.00
October 2, 2011	2.75 to 1.00
January 1, 2012	2.50 to 1.00
April 1, 2012	2.50 to 1.00
July 1, 2012	2.50 to 1.00
September 30, 2012	2.50 to 1.00
December 30, 2012	2.25 to 1.00
March 31, 2013	2.25 to 1.00
June 30, 2013	2.25 to 1.00
September 29, 2013	2.25 to 1.00
December 29, 2013	2.00 to 1.00
March 30, 2014	2.00 to 1.00
June 29, 2014	2.00 to 1.00
September 28, 2014	2.00 to 1.00
December 28, 2014, and each Fiscal Quarter thereafter	1.75 to 1.00

(c) Consolidated Adjusted EBITDA. Holdings shall not permit Consolidated Adjusted EBITDA as at the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending January 2, 2011, for the four-Fiscal Quarter period then ended to be less than the correlative amount indicated:

Fiscal Quarter	Consolidated Adjusted EBITDA
January 2, 2011	$23,750,000
April 3, 2011	$23,500,000
July 3, 2011	$23,500,000
October 2, 2011	$23,000,000
January 1, 2012	$23,000,000
April 1, 2012	$24,000,000
July 1, 2012	$25,500,000
September 30, 2012	$27,000,000
December 30, 2012	$29,000,000
March 31, 2013	$29,000,000
June 30, 2013	$29,000,000
September 29, 2013	$29,000,000
December 29, 2013	$29,000,000
March 30, 2014	$32,000,000
June 29, 2014	$32,000,000
September 28, 2014	$32,000,000
December 28, 2014	$32,000,000
March 29, 2015, and each Fiscal Quarter thereafter	$34,000,000

(d) Maximum Consolidated Capital Expenditures. Holdings shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below (excluding the portion of any Capital Expenditures funded by a third-party investor in connection with any Excluded Joint Venture during such Fiscal Year) in excess of the corresponding amount set forth below opposite such Fiscal Year; provided, such amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, of such amount for the previous Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year:

Fiscal Year	Consolidated Capital Expenditures
January 2, 2011	$9,000,000
January 1, 2012	$14,000,000
December 30, 2012	$19,000,000
December 29, 2013	$24,000,000
December 28, 2014	$29,000,000
December 27, 2015	$31,000,000

(e) Minimum Consolidated Liquidity. Holdings shall not permit Consolidated Liquidity to be less than $1,000,000 at any time.

6.9 Fundamental Changes; Disposition of Assets; Acquisitions.

No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of Holdings may be merged with or into Company or any Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Subsidiary; provided, in the case of any such transaction involving a Guarantor Subsidiary, such Guarantor Subsidiary, shall be the continuing or surviving Person or the transferee of the business, property or assets;

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales, the proceeds of which when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $5,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Company (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a); and

(d) Investments made in accordance with Section 6.7.

6.10 Disposal of Subsidiary Interests.

Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries constituting Joint Ventures or in compliance with the provisions of Section 6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except for the Liens created under the Security Documents or to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.11 Sales and Lease-Backs.

No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease, except for any such transaction if, after giving effect thereto, the Credit Parties shall be in compliance with Section 6.1, 6.2 and 6.9.

6.12 Transactions with Shareholders and Affiliates.

No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate; provided, however, that the Credit Parties and their Subsidiaries may enter into or permit to exist any such transaction if the terms of such transaction are not less favorable to such Credit Party or Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further, provided, that the foregoing restrictions shall not apply to (a) any transaction between Company and any Subsidiary; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business (including, without limitation, employment agreements, change of control agreements and similar agreements with senior management); (d) transactions described in Schedule 6.12; (e) transactions with Joint Ventures; and (f) Restricted Junior Payments permitted by Section 6.5. The Company shall promptly disclose in writing each transaction with any Affiliate of Holdings to Administrative Agent.

6.13 Conduct of Business; Foreign Subsidiaries.

From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date, and (ii) such other lines of business as may be reasonably related or complementary thereto.

6.14 Permitted Activities of Holdings and Intermediate Holdings.

Neither Holdings nor Intermediate Holdings shall (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Obligations and the Indebtedness and obligations under the Subordinated Indebtedness Documents; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) (A) with respect to Holdings, holding 100% of the Capital Stock of Intermediate Holdings, Italian Restaurant Holdings, and Peasant Holding Corp., a Delaware corporation, and (B) with respect to Intermediate Holdings, holding 100% of the Capital Stock of Company; (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, under the Subordinated Indebtedness Documents; and (iii) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Company; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.15 [Reserved.]

6.16 Amendments or Waivers with Respect to Subordinated Indebtedness.

No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness by more than 200 basis points, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to any Credit Party or Lenders.

6.17 Fiscal Year.

No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year.

6.18 Deposit Accounts.

No Credit Party shall establish or maintain a Deposit Account that is not a Controlled Account and no Credit Party will deposit proceeds in a Deposit Account which is not a Controlled Account (other than Excluded Accounts).

6.19 Amendments to Organizational Agreements and Material Contracts.

No Credit Party shall (a) amend or permit any amendments to any Credit Party’s Organizational Documents; or (b) amend or permit any amendments to, or terminate or permit the termination of, or waive any provision of, any Material Contract, if, in the case of either (a) or (b) above, such amendment, termination, or waiver would be materially adverse to Administrative Agent or the Lenders.

6.20 Prepayments of Certain Indebtedness.

No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations, (ii) the Miami Beach Indebtedness or (ii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9.

SECTION 7. GUARANTY

7.1 Guaranty of the Obligations.

Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2 Contribution by Guarantors.

All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this

Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third-party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Payment by Guarantors.

Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute.

Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Interest Rate Agreement and Currency Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or Interest Rate Agreements and Currency Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Interest Rate Agreement or Currency Agreement, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Interest Rate Agreements or

Currency Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Interest Rate Agreement or Currency Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Interest Rate Agreements or Currency Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5 Waivers by Guarantors.

Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Interest Rate Agreements or Currency Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6 Guarantors’ Rights of Subrogation, Contribution, etc.

Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations.

Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee

Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8 Continuing Guaranty.

This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9 Authority of Guarantors or Company.

It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of Company.

Any Credit Extension may be made to Company or continued from time to time, and any Interest Rate Agreements or Currency Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Interest Rate Agreement or Currency Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents and the Interest Rate Agreements and Currency Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(a) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(b) In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12 Discharge of Guaranty Upon Sale of Guarantor.

If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default.

If any one or more of the following conditions or events (each, an “Event of Default”) shall occur:

(a) Failure to Make Payments When Due. Failure by Company to pay (i) the principal of and premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment or mandatory prepayment of principal of any Loan, or (iii) within three (3) Business Days after the due date therefore, any interest on any Loan or any fee or any other amount due hereunder.

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount of $2,500,000 or more or with an aggregate principal amount of $3,500,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.5, Section 5.1 (other than Sections 5.1(i), 5.1(j), 5.1(l), 5.1(m) and 5.1(n)(ii)), Section 5.2, Section 5.3, Section 5.5, Section 5.6, Section 5.7, Section 5.8, Section 5.9, Section 5.11, Section 5.14, Section 5.15, or Section 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Credit Party becoming aware of such default, or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,500,000 and (ii) in the aggregate at any time an amount in excess of $3,500,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (60) (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $2,500,000 during the term hereof; or (ii) there exists any fact or circumstance that would permit the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or

(k) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations; and (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

Notwithstanding the foregoing, a Liquidation Event shall not constitute an Event of Default; provided, that (a) no more than five Liquidation Events affecting operating Subsidiaries shall occur in any Fiscal Year of Holdings; (b) the obligations of each such Subsidiary shall be non-recourse to Holdings or any other Credit Party (other than limited guaranties by Holdings of remaining lease rental payment obligations, so long as Holdings fulfills its obligations under any such limited guaranty); and (c) not later than five (5) Business Days’ after the occurrence of any Liquidation Event, Company shall provide notice to Administrative Agent of such Liquidation Event.

SECTION 9. AGENTS

9.1 Appointment of Agents.

GS Bank is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GS Bank, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third-party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

9.2 Powers and Duties.

Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

9.4 Agents Entitled to Act as Lender.

The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Term Loan and/or Revolving Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

(c) Each Lender (i) represents and warrants that as of the Closing Date neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Credit Party other than the Obligations (including, but not limited to, any Permitted Second Lien Refinancing) or any Capital Stock of any Credit Party and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Credit Party other than the Obligations (including, but not limited to, any Permitted Second Lien Refinancing) or Capital Stock described in clause (i) above without the prior written consent of the Administrative Agent.

9.6 Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses

(including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7 Successor Administrative Agent and Collateral Agent.

(a) Administrative Agent and Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Company, to appoint a successor Administrative Agent and Collateral Agent, which successor shall be approved by Company (such approval not to be unreasonably withheld or delayed) so long as no Default or Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Administrative Agent and Collateral Agent hereunder by a successor Administrative Agent and Collateral Agent, that successor Administrative Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent and the retiring Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor Administrative Agent and Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent and Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent and Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent and Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s and Collateral Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent hereunder.

(b) Notwithstanding anything herein to the contrary, Administrative Agent and Collateral Agent may assign their rights and duties as Administrative Agent and Collateral Agent hereunder to an Affiliate of GS Bank without the prior written consent of, or prior written notice to, Company or the Lenders; provided that Company and the Lenders may deem and treat such assigning Administrative Agent and Collateral Agent as the Administrative Agent and Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents.

9.8 Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

SECTION 10. MISCELLANEOUS

10.1 Notices.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent, Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

10.2 Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all the Administrative Agent’s actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the Administrative Agent’s actual costs and reasonable fees, expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers whether internal or external, and all reasonable attorneys’ fees (including allocated costs of internal counsel and expenses and disbursements of outside counsel) incurred by Administrative Agent; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings. Notwithstanding the foregoing, all mortgage recording taxes, transfer taxes, legal fees, recording costs and similar fees directly related to any Lien obtained in favor of Administrative Agent on the Mortgaged Properties will be paid by Administrative Agent and not by any Credit Party.

10.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order, of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4 Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender, and their respective Affiliates each of is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party to such Lender and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

10.5 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(iii) amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any Credit Extension (whether constituting a Revolving Loan or a Term Loan) without the consent of Requisite Class Lenders of the affected Class;

(iv) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.14 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Administrative Agent and the Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered; or

(v) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.6, Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i) to any Affiliate of such Lender and/or, in the case of the Term Loans held by any Lender other than GS Bank and its Affiliates, any Related Fund, upon the giving of notice to Company and Administrative Agent; and

(ii) to any Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent and, provided, no Default or Event of Default has occurred and is continuing, the Company; provided, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Term Loan of a particular tranche of the assigning Lender) with respect to the assignment of Term Loans.

(d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.19(c).

(e) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and shall maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party.

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding and (y) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan Note, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company’s prior written consent, and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.19 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender. In the event that any Lender sells participations in the Revolving Commitments and Loans (a “Registered Loan”), such Lender, as a non-fiduciary agent of Company, shall maintain a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan which is the subject of the participation (the “Participant Register”). A Registered Loan may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Registered Loan may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Company at any reasonable time and from time to time upon reasonable prior notice.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no

Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements.

All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17(c), 2.18, 2.19, 10.2, 10.3, 10.4, and 10.10 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the payment of the Loans, and the termination hereof.

10.9 No Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Interest Rate Agreements and Currency Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability.

In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Actions in Concert.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of Agent or Requisite Lenders (as applicable), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders (as applicable).

10.13 Headings.

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 APPLICABLE LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

10.15 CONSENT TO JURISDICTION.

(A) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH

CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON-CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH SECTION 3.1(aa) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (d) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(B) EACH CREDIT PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY CREDIT PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.

10.16 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO

THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17 Confidentiality.

Each Lender shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Interest Rate Agreements and Currency Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosure to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, and (v) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Credit Parties)(collectively, “Trade Announcements”). No Credit Party shall issue any Trade Announcement except (i) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (ii) with the prior approval of Administrative Agent.

10.18 Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the

Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19 Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of an original manual executed counterpart of this Agreement.

10.20 Effectiveness.

This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21 Patriot Act.

Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender or Administrative Agent, as applicable, to identify Company in accordance with the Act.

10.22 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any Credit Document), each Credit Party acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by Administrative Agent are arm’s-length commercial transactions between the Credit Parties, on the one hand, and Administrative Agent on the other hand, (ii) each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) each of Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Credit Party or any other Person and (ii) none of Administrative Agent or any Lender has any obligation to any Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) Administrative Agent and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither Administrative Agent nor any Lender has any obligation to disclose any of such interests to the any Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against each of Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:	Morton’s of Chicago, Inc.,
an Illinois corporation

By:	/S/ RONALD M. DINELLA
Name: Ronald M. DiNella
Title: Senior Vice President

HOLDINGS:	Morton’s Restaurant Group, Inc.,
a Delaware corporation

By:	/S/ RONALD M. DINELLA
Name: Ronald M. DiNella
Title: Senior Vice President

GUARANTORS:	Arnie Morton’s of Chicago/Burbank LLC, a Delaware limited liability company

Arnie Morton’s of Chicago/Figueroa LLC, a Delaware limited liability company

Arnie Morton’s of Chicago/Woodland Hills, LLC, a Delaware limited liability company

Bertolini’s Restaurants, Inc., a Delaware corporation

Bertolini’s of Las Vegas, Inc., a Delaware corporation

Italian Restaurants Holding Corp., a Delaware corporation

MOCGC Corp., a Virginia corporation

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Morton’s Mexico Holding (USA), LLC, a Delaware limited liability company

Morton’s of Chicago Florida Holding, Inc., a Delaware corporation

Morton’s of Chicago Holding, Inc., a Delaware corporation

Morton’s of Chicago Maryland Holding, Inc., a Delaware corporation

Morton’s of Chicago/Anaheim, LLC, a Delaware limited liability company

Morton’s of Chicago/Atlanta, Inc., an Illinois corporation

Morton’s of Chicago/Atlantic City, LLC, a Delaware limited liability company

Morton’s of Chicago/Baltimore LLC, a Delaware limited liability company

Morton’s of Chicago/Bethesda LLC, a Delaware limited liability company

Morton’s of Chicago/Boca Raton LLC, a Delaware limited liability company

Morton’s of Chicago/Boston LLC, a Delaware limited liability company

Morton’s of Chicago/Boston Seaport, LLC, a Delaware limited liability company

Morton’s of Chicago/Brooklyn, LLC, a Delaware limited liability company

Morton’s of Chicago/Buckhead, Inc., a Delaware corporation

Morton’s of Chicago/Capitol Mall, LLC, a Delaware limited liability company

Morton’s of Chicago/Carew Tower, LLC, a Delaware limited liability company

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Morton’s of Chicago/Charlotte LLC, a Delaware limited liability company

Morton’s of Chicago/Chicago, Inc., a Delaware corporation

Morton’s of Chicago/Clayton, Inc., a Delaware corporation

Morton’s of Chicago/Cleveland, Inc., an Illinois corporation

Morton’s of Chicago/Coral Gables, LLC, a Delaware limited liability company

Morton’s of Chicago/Crystal City LLC, a Delaware limited liability company

Morton’s of Chicago/Dallas Crescent, LLC, a Delaware limited liability company

Morton’s of Chicago/Dallas, Inc., an Illinois corporation

Morton’s of Chicago/Denver Crescent Town Center, LLC, a Delaware limited liability company

Morton’s of Chicago/Denver, Inc., an Illinois corporation

Morton’s of Chicago/Fifth Avenue, Inc., a Delaware corporation

Morton’s of Chicago/Flamingo Road Corp., a Delaware corporation

Morton’s of Chicago/Fort Lauderdale, LLC, a Delaware limited liability company

Morton’s of Chicago/Great Neck LLC, a Delaware limited liability company

Morton’s of Chicago/Hackensack LLC, a Delaware limited liability company

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Morton’s of Chicago/Hartford LLC, a Delaware limited liability company

Morton’s of Chicago/Honolulu LLC, a Delaware limited liability company

Morton’s of Chicago/Houston, Inc., a Delaware corporation

Morton’s of Chicago/Indianapolis LLC, a Delaware limited liability company

Morton’s of Chicago/Indian Wells, LLC, a Delaware limited liability company

Morton’s of Chicago/Jacksonville LLC, a Delaware limited liability company

Morton’s of Chicago/King of Prussia LLC, a Delaware limited liability company

Morton’s of Chicago/Louisville LLC, a Delaware limited liability company

Morton’s of Chicago/McKinney, LLC, a Delaware limited liability company

Morton’s of Chicago/Miami Beach, LLC, a Delaware limited liability company

Morton’s of Chicago/Miami LLC, a Delaware limited liability company

Morton’s of Chicago/Naperville, LLC, a Delaware limited liability company

Morton’s of Chicago/Nashville, Inc., a Delaware corporation

Morton’s of Chicago/New Orleans LLC, a Delaware limited liability company

Morton’s of Chicago/North Miami Beach, LLC, a Delaware limited liability company

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Morton’s of Chicago/Northbrook, LLC, a Delaware limited liability company

Morton’s of Chicago/Orlando LLC, a Delaware limited liability company

Morton’s of Chicago/Palm Beach LLC, a Delaware limited liability company

Morton’s of Chicago/Palm Desert, Inc., a Delaware corporation

Morton’s of Chicago/Philadelphia, LLC, a Delaware limited liability company

Morton’s of Chicago/Phoenix, Inc., a Delaware corporation

Morton’s of Chicago/Pittsburgh, Inc., a Delaware corporation

Morton’s of Chicago/Pittsburgh LLC, a Delaware limited liability company

Morton’s of Chicago/Portland, Inc., a Delaware corporation

Morton’s of Chicago/Puerto Rico, Inc., a Delaware corporation

Morton’s of Chicago/Reston LLC, a Delaware limited liability company

Morton’s of Chicago/Richmond LLC, a Delaware limited liability company

Morton’s of Chicago/Rosemont, Inc., an Illinois corporation

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Morton’s of Chicago/San Antonio, Inc., a Delaware corporation

Morton’s of Chicago/San Diego, Inc., a Delaware corporation

Morton’s of Chicago/San Francisco, Inc., a Delaware corporation

Morton’s of Chicago/San Jose, LLC, a Delaware limited liability company

Morton’s of Chicago/Santa Ana, Inc., a Delaware corporation

Morton’s of Chicago/Schaumburg LLC, a Delaware limited liability company

Morton’s of Chicago/Scottsdale, Inc., a Delaware corporation

Morton’s of Chicago/Seattle, Inc., a Delaware corporation

Morton’s of Chicago/Stamford LLC, a Delaware limited liability company

Morton’s of Chicago/Troy, LLC, a Delaware limited liability company

Morton’s of Chicago/Virginia, Inc., an Illinois corporation

Morton’s of Chicago/Wacker Place, LLC, a Delaware limited liability company

Morton’s of Chicago/Washington D.C. Inc., a Delaware corporation

Morton’s of Chicago/Washington Square, Inc., a Delaware corporation

Morton’s of Chicago/White Plains LLC, a Delaware limited liability company

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Porterhouse of Los Angeles, Inc., a Delaware corporation

Porterhouse, Inc., a Delaware corporation

By:	/s/ RONALD M. DINELLA
Name:	Ronald M. DiNella
Title:	Senior Vice President

Chicago Steakhouse, Inc., a Texas corporation

Houston Steakhouse, Inc., a Texas corporation

McKinney Steakhouse LLC, a Texas limited liability company

San Antonio Steakhouse, Inc., a Texas corporation

By:	/s/ RONALD M. DINELLA
Name:	Ronald M. DiNella
Title:	President

[SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT]

GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent and Lead Arranger

By:	/s/ STEPHEN HIPP
Name:	Stephen Hipp
Title:	Authorized Signatory

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ STEPHEN HIPP
Name:	Stephen Hipp
Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT]

APPENDIX A-1

TO CREDIT AND GUARANTY AGREEMENT

Term Loan Commitments

Lender	Term Loan Commitment	Pro Rata Share
Goldman Sachs Bank USA	$60,000,000.00	100.00%
Total	$60,000,000.00	100.00%

APPENDIX A-2

TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
Goldman Sachs Bank USA	$10,000,000.00	100.00%
Total	$10,000,000.00	100.00%

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

If to any Credit Party:

c/o Morton’s of Chicago, Inc.

325 North LaSalle Street

Suite 500

Chicago, Illinois 60654

Attention: In-house Counsel

Telecopier: 312-706-0135

in each case, with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Ronald Risdon

Telecopier: 212.593.5955

GOLDMAN SACHS BANK USA

as Administrative Agent, Collateral Agent and Lead Arranger

Principal Office:

Goldman Sachs Bank USA

6011 Connection Drive

Irving, Texas 75039

Attention: Morton’s of Chicago, Account Manager

Telecopier: (972) 368-5099

Goldman Sachs Bank USA

6011 Connection Drive

Irving, Texas 75039

Attention: In-House Counsel

Telecopier: (972) 368-5099

in each case, with a copy to:

Patton Boggs LLP

2000 McKinney Avenue, Suite 1700

Dallas, Texas 75201

Attention: Jeff Cole

Telecopier: (214) 758-1550

Goldman Sachs Bank USA

as a Lender

Lenders’ Principal Office:

Goldman Sachs Bank USA

6011 Connection Drive

Irving, Texas 75039

Attention: Morton’s of Chicago, Account Manager

Telecopier: (972) 368-5099

with copies to:

Goldman Sachs Bank USA

6011 Connection Drive

Irving, Texas 75039

Attention: In-House Counsel

Telecopier: (972) 368-5099

and:

Patton Boggs LLP

2000 McKinney Avenue, Suite 1700

Dallas, Texas 75201

Attention: Jeff Cole

Telecopier: (214) 758-1550

Schedule 1.1

HISTORICAL EBITDA

Fiscal Month	Consolidated Adjusted EBITDA
November, 2009	$1,719,746
December, 2009	$5,175,803
January, 2010	$1,703,552
February, 2010	$3,397,260
March, 2010	$1,611,546
April, 2010	$3,859,154
May, 2010	$861,912
June, 2010	$354,618
July, 2010	$772,836
August, 2010	$1,484
September, 2010	$1,770,059

EXHIBIT A-1-1

SCHEDULE 3.1 (h)

CREDIT AND GUARANTY AGREEMENT

MORTGAGED PROPERTIES

Morton’s of Chicago/Great Neck LLC	777 Northern Blvd. Great Neck, NY 11020

Morton’s of Chicago/Jacksonville LLC	1510 Riverplace Blvd. Jacksonville, FL 32207

Morton’s of Chicago/North Miami Beach, LLC	17399 Biscayne Blvd. N. Miami, FL 33160

Morton’s of Chicago/Schaumburg LLC	1470 McConnor Parkway Schaumburg, IL 60173

Morton’s of Chicago/Scottsdale, Inc.	15233 N. Kierland Blvd. Scottsdale, AZ 85254

SCHEDULE 4.1

CREDIT AND GUARANTY AGREEMENT

Jurisdictions of Organization and Qualification

	Legal Name	Fed. Id#	State of Inc. /State qual. to do business in	Date of Incorp.

1	Morton’s Restaurant Group, Inc.	13-3490149	DE	10/3/1988

2	Porterhouse, Inc.	22-2828525	DE IL	8/3/1987

3	Morton’s of Chicago, Inc.	36-2963061	IL HI WI	5/2/1978

4	Morton’s of Chicago/Atlanta, Inc.	58-1604103	IL GA	2/5/1985

5	Morton’s of Chicago/Buckhead, Inc.	58-2073163	DE GA	9/2/1993

6	Morton’s of Chicago/Chicago, Inc.	36-3813773	DE IL	9/23/1991

7	Morton’s of Chicago/Clayton, Inc	36-3899556	DE MO	4/12/1993

8	Morton’s of Chicago/Cleveland, Inc.	34-1642143	IL OH	11/29/1989

9	Morton’s of Chicago/Dallas, Inc.	36-3447352	IL TX	2/5/1986

10	Morton’s of Chicago/Denver, Inc.	84-0972465	IL CO	12/19/1984

11	Morton’s of Chicago/Fifth Avenue, Inc.	13-3702276	DE NY	12/29/1992

12	Morton’s of Chicago/Flamingo Road Corp.	88-0428235	DE NV	5/12/1999

13	Morton’s of Chicago/Houston, Inc.	76-0480470	DE TX	10/14/1993

14	Morton’s of Chicago/Nashville, Inc.	62-1555524	DE TN	7/26/1993

15	Morton’s of Chicago/Palm Desert, Inc.	33-0573585	DE CA	9/15/1992

16	Morton’s of Chicago/Phoenix, Inc.	86-0669799	DE AZ	10/23/1990

17	Morton’s of Chicago/Pittsburgh, Inc.	25-1707046	DE PA	2/9/1993

18	Morton’s of Chicago/Portland, Inc.	36-4184660	DE OR	10/16/1997

19	Morton’s of Chicago/Puerto Rico, Inc.	66-0578469	DE PR	10/15/1999

20	Morton’s of Chicago/Rosemont, Inc.	36-3647177	IL	2/8/1989

21	Morton’s of Chicago/San Antonio, Inc.	74-2585678	DE TX	10/23/1990

22	Morton’s of Chicago/San Diego, Inc.	93-1206885	DE CA	4/2/1996

23	Morton’s of Chicago/San Francisco, Inc.	94-3199306	DE CA	9/28/1993

24	Morton’s of Chicago/Santa Ana, Inc.	33-0538029	DE CA	8/21/1992

25	Morton’s of Chicago/Scottsdale, Inc.	36-4206009	DE AZ	2/3/1998

26	Morton’s of Chicago/Seattle, Inc.	91-1943719	DE WA	7/6/1998

27	Morton’s of Chicago/Virginia, Inc.	54-1536742	IL VA	12/21/1989

28	Morton’s of Chicago/Washington D.C., Inc.	98-0115765	DE DC	3/27/1990

29	Morton’s of Chicago/Washington Square, Inc.	52-1973878	DE DC	4/18/1996

30	Porterhouse of Los Angeles, Inc.	95-4346738	DE CA	7/10/1991

31	MOCGC Corp.	06-1635276	VA IL	9/14/2001

32	Chicago Steakhouse, Inc.++	75-2165973	TX	3/20/1987

33	McKinney Steakhouse LLC++	20-5280426	TX	6/20/2006

34	Houston Steakhouse, Inc. ++	76-0480466	TX	4/4/1995

35	San Antonio Steakhouse, Inc ++	74-2596248	TX	2/7/1991

36	Morton’s of Chicago Holding, Inc.	36-4283747	DE IL NJ	11/4/1998

37	Morton’s of Chicago/Anaheim LLC	03-0582995	DE CA	12/1/2005

38	Morton’s of Chicago/Atlantic City LLC	34-2012888	DE NJ	8/11/2004

39	Morton’s of Chicago/Baltimore LLC	20-4471758	DE MD	6/3/2005

40	Morton’s of Chicago/Bethesda LLC	87-0646507	DE MD	9/29/1999

41	Morton’s of Chicago/Boca Raton LLC	20-4471747	DE FL	6/3/2005

42	Morton’s of Chicago/Boston LLC	11-3483522	DE MA	11/17/1998

43	Morton’s of Chicago/Boston Seaport LLC	20-8402105	DE MA	1/5/2007

44	Morton’s of Chicago/Brooklyn LLC	26-1887809	DE NY	11/30/2007

45	Arnie Morton’s of Chicago/Burbank LLC	52-2344093	DE CA	7/19/2001

46	Morton’s of Chicago/Capitol Mall, LLC	26-2728345	DE CA	3/31/2008

47	Morton’s of Chicago/Carew Tower LLC	20-8119275	DE OH	7/21/2006

48	Morton’s of Chicago/Charlotte LLC	11-3483524	DE NC	11/30/1998

49	Morton’s of Chicago/Coral Gables LLC	14-1947000	DE FL	6/13/2005

50	Morton’s of Chicago/Crystal City LLC	52-2328882	DE VA	5/21/2001

51	Morton’s of Chicago/Dallas Crescent, LLC	26-3263955	DE TX	7/21/2008

52	Morton’s of Chicago/Denver Crescent Town Center LLC	84-1507073	DE CO	5/5/1999

53	Arnie Morton’s of Chicago/Figueroa LLC	52-2285128	DE CA	11/30/2000

54	Morton’s of Chicago/Fort Lauderdale LLC	71-0964658	DE FL	3/4/2004

55	Morton’s of Chicago/Great Neck LLC	11-3464741	DE NY	12/7/1998

56	Morton’s of Chicago/Hackensack LLC	52-2285085	DE NJ	11/16/2000

57	Morton’s of Chicago/ Hartford LLC	06-1566519	DE CT	8/23/1999

58	Morton’s of Chicago/Honolulu LLC	99-0351666	DE HI	8/30/2000

59	Morton’s of Chicago/Indian Wells, LLC	Pending	DE CA	11/30/2007

60	Morton’s of Chicago/Indianapolis LLC	35-2076460	DE IN	4/15/1999

61	Morton’s of Chicago/Jacksonville LLC	58-2453593	DE FL	3/12/1999

62	Morton’s of Chicago/King of Prussia LLC	23-3091798	DE PA	5/14/2001

63	Morton’s of Chicago/Louisville LLC	61-1370928	DE KY	4/6/2000

64	Morton’s of Chicago/McKinney LLC	11-3483547	DE TX	11/30/1998

65	Morton’s of Chicago/Miami LLC	20-4471743	DE FL	6/3/2005

66	Morton’s of Chicago/Miami Beach LLC	26-2579242	DE FL	1/24/2008

67	Morton’s of Chicago/Naperville, LLC	26-0510979	DE IL	1/22/2007

68	Morton’s of Chicago/ New Orleans LLC	72-1474726	DE LA	4/27/2000

69	Morton’s of Chicago/North Miami Beach LLC	20-4471721	DE FL	6/3/2005

70	Morton’s of Chicago/ Northbrook LLC	42-1690860	DE IL	8/8/2005

71	Morton’s of Chicago/Orlando LLC	20-4471716	DE FL	6/3/2005

72	Morton’s of Chicago/Palm Beach LLC	20-4471701	DE FL	6/3/2005

73	Morton’s of Chicago/Philadelphia LLC	68-0622610	DE PA	1/24/2006

74	Morton’s of Chicago/Pittsburgh LLC	11-3483546	DE PA	11/30/1998

75	Morton’s of Chicago/Reston LLC	54-2015638	DE VA	9/8/2000

76	Morton’s of Chicago/Richmond LLC	52-2285125	DE VA	11/3/2000

77	Morton’s of Chicago/San Jose LLC	20-4868359	DE CA	2/28/2006

78	Morton’s of Chicago/Schaumburg LLC	36-4294309	DE IL	4/28/1999

79	Morton’s of Chicago/Stamford LLC	06-1542688	DE CT	11/30/1998

80	Morton’s of Chicago/Troy LLC	84-1661965	DE MI	11/29/2004

81	Morton’s of Chicago/Wacker Place LLC	84-1646609	DE IL	4/8/2004

82	Morton’s of Chicago/White Plains LLC	41-2107441	DE NY	6/25/2003

83	Arnie Morton’s of Chicago/Woodland Hills, LLC	20-5280332	DE CA	6/15/2006

84	Morton’s of Chicago Florida Holding, Inc.	38-3725075	DE	6/3/2005

85	Morton’s of Chicago Maryland Holding, Inc.	36-4577413	DE	6/3/2005

86	Morton’s Mexico Holding (USA), LLC	26-3264595	DE	5/27/2008

87	Italian Restaurants Holding Corp	11-3092950	DE NV	12/12/1991

88	Bertolini’s Restaurants, Inc.	11-3092952	DE NV	12/12/1991

89	Bertolini’s of Las Vegas, Inc. (Operating as Trevi)	11-3092953	DE NV	12/18/1991

FOOTNOTES:

++	Created for liquor license purposes

SCHEDULE 4.2

CREDIT AND GUARANTY AGREEMENT

Capital Stock and Ownership

The 1,200,000 shares of Series A Convertible Preferred Stock issued by Morton’s Restaurant Group, Inc. may be converted by the holder thereof into 1,200,000 shares of Morton’s Restaurant Group, Inc. common stock after two years from the date of issuance of the Preferred Stock.

	Legal Name	Authorized Shares	Issued Shares	Par Value	Owner/Manager	Ownership Interest

		Note: Common shares unless noted

1	Quantum Restaurant Development Corporation	1,500	1,000	no par	Morton’s Restaurant Group, Inc.	100%

2	Porterhouse, Inc.	2,000	1,000	$0.01	Morton’s Restaurant Group, Inc.	100%

3	Morton’s of Chicago, Inc.	2,000	1,000	$1.00	Porterhouse, Inc.	100%

4	Morton’s of Chicago/Atlanta, Inc.	50,000	2,000	$10.00	Morton’s of Chicago, Inc.	100%

5	Morton’s of Chicago/Buckhead, Inc.	1,500	1,000	no par	Morton’s of Chicago, Inc.	100%

6	Morton’s of Chicago/Chicago, Inc.	3,000	1,000	no par	Morton’s of Chicago, Inc.	100%

7	Morton’s of Chicago/Cincinnati, Inc.	3,000	1,000	no par	Morton’s of Chicago, Inc.	100%

8	Morton’s of Chicago/Clayton, Inc	1,500	1,000	no par	Morton’s of Chicago, Inc.	100%

9	Morton’s of Chicago/Cleveland, Inc.	50,000	2,000	$10.00	Morton’s of Chicago, Inc.	100%

10	Morton’s of Chicago/Columbus, Inc.	3,000	1,000	no par	Morton’s of Chicago, Inc.	100%

11	Morton’s of Chicago/Dallas, Inc.	50,000	2,000	$10.00	Morton’s of Chicago, Inc.	100%

12	Morton’s of Chicago/Denver, Inc.	50,000	2,000	$10.00	Morton’s of Chicago, Inc.	100%

13	Morton’s of Chicago/Detroit, Inc.	3,000	1,000	no par	Morton’s of Chicago, Inc.	100%

14	Morton’s of Chicago/Fifth Avenue, Inc.	1,500	1,000	no par	Morton’s of Chicago, Inc.	100%

15	Morton’s of Chicago/Flamingo Road Corp.	1,500	1,000	no par	Morton’s of Chicago, Inc.	100%

16	Morton’s of Chicago/Houston, Inc.	1,500	1,000	no par	Morton’s of Chicago, Inc.	100%

17	Morton’s of Chicago/Minneapolis, Inc.	3,000	1,000	no par	Morton’s of Chicago, Inc.	100%

18	Morton’s of Chicago/Nashville, Inc.	1,500	1,000	no par	Morton’s of Chicago, Inc.	100%

19	Morton’s of Chicago/Palm Desert, Inc.	3,000	1,000	no par	Morton’s of Chicago, Inc.	100%

20	Morton’s of Chicago/Philadelphia, Inc.	50,000	2,000	$10.00	Morton’s of Chicago, Inc.	100%

21	Morton’s of Chicago/Phoenix, Inc.	3,000	1,000	no par	Morton’s of Chicago, Inc.	100%

22	Morton’s of Chicago/Pittsburgh, Inc.	3,000	1,000	no par	Morton’s of Chicago, Inc.	100%

23	Morton’s of Chicago/Portland, Inc.	1,500	1,000	no par	Morton’s of Chicago, Inc.	100%

24	Morton’s of Chicago/Puerto Rico, Inc.	1,500	1,000	no par	Morton’s of Chicago, Inc	100%

25	Morton’s of Chicago/Rosemont, Inc.	50,000	2,000	$10.00	Morton’s of Chicago, Inc.	100%

26	Morton’s of Chicago/Sacramento, Inc.	3,000	1,000	no par	Morton’s of Chicago, Inc.	100%

27	Morton’s of Chicago/San Antonio, Inc.	3,000	1,000	no par	Morton’s of Chicago, Inc.	100%

28	Morton’s of Chicago/San Diego, Inc.	1,500	1,000	no par	Morton’s of Chicago, Inc.	100%

29	Morton’s of Chicago/San Francisco, Inc.	1,500	1,000	no par	Morton’s of Chicago, Inc.	100%

30	Morton’s of Chicago/Santa Ana, Inc.	3,000	1,000	no par	Morton’s of Chicago, Inc.	100%

31	Morton’s of Chicago/Scottsdale, Inc.	1,500	1,000	no par	Morton’s of Chicago, Inc.	100%

32	Morton’s of Chicago/Seattle, Inc.	1,500	1,000	no par	Morton’s of Chicago, Inc.	100%

33	Morton’s of Chicago/Virginia, Inc.	50,000	2,000	$10.00	Morton’s of Chicago, Inc.	100%

34	Morton’s of Chicago/Washington D.C., Inc.	3,000	1,000	no par	Morton’s of Chicago, Inc.	100%

35	Morton’s of Chicago/Washington Square, Inc.	1,500	1,000	no par	Morton’s of Chicago, Inc.	100%

36	Morton’s of Chicago/West Street, Inc.	1,500	1,000	no par	Morton’s of Chicago, Inc.	100%

37	Morton’s of Chicago/Westbrook, Inc.	50,000	2,000	$10.00	Morton’s of Chicago, Inc.	100%

38	Porterhouse of Los Angeles, Inc.	3,000	1,000	no par	Morton’s of Chicago, Inc.	100%

39	MOCGC Corp.	1,500	1,000	no par	Morton’s of Chicago, Inc.	100%

40	Chicago Steakhouse, Inc.	100,000	1,000	$1.00	MOC/Dallas, Inc.	100%

41	McKinney Steakhouse LLC	NA	NA	NA	MOC/McKinney LLC	100%

42	Houston Steakhouse, Inc.	10,000	1,000	$1.00	MOC/Houston, Inc.	100%

43	San Antonio Steakhouse, Inc	100,000	1,000	$1.00	MOC/San Antonio, Inc.	100%

44	Morton’s of Chicago Holding, Inc.	1,500	1,000	no par	Morton’s of Chicago, Inc.	100%

45	Morton’s of Chicago/Anaheim LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

46	Morton’s of Chicago/Atlantic City LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

47	Morton’s of Chicago/Baltimore LLC	N/A	N/A	N/A	Morton’s of Chicago Maryland Holding, Inc.	100%

48	Morton’s of Chicago/Bethesda LLC	N/A	N/A	N/A	Morton’s of Chicago Maryland Holding, Inc.	100%

49	Morton’s of Chicago/Boca Raton LLC	N/A	N/A	N/A	Morton’s of Chicago Florida Holding, Inc.	100%

50	Morton’s of Chicago/Boston LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

51	Morton’s of Chicago/Boston Seaport LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

52	Morton’s of Chicago/Brooklyn LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

53	Arnie Morton’s of Chicago/Burbank LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

54	Morton’s of Chicago/Capitol Mall, LLC	N/A	N/A	N/A	MOC Holding Inc.	100%

55	Morton’s of Chicago/Carew Tower LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

56	Morton’s of Chicago/Charlotte LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

57	Morton’s of Chicago/Coral Gables LLC	N/A	N/A	N/A	Morton’s of Chicago Florida Holding, Inc.	100%

58	Morton’s of Chicago/Crystal City LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

59	Morton’s of Chicago/Dallas Crescent, LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

60	Morton’s of Chicago/Denver Crescent Town Center LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

61	Arnie Morton’s of Chicago/Figueroa LLC	N/A	N/A	N/A	MOC Holding, Inc	100%

62	Morton’s of Chicago/Fort Lauderdale LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

63	Morton’s of Chicago/Great Neck LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

64	Morton’s of Chicago/Hackensack LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

65	Morton’s of Chicago/ Hartford LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

66	Morton’s of Chicago/Honolulu LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

67	Morton’s of Chicago/Indian Wells, LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

68	Morton’s of Chicago/Indianapolis LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

69	Morton’s of Chicago/Jacksonville LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

70	Morton’s of Chicago/Kansas City LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

71	Morton’s of Chicago/King of Prussia LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

72	Morton’s of Chicago/Leawood, LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

73	Morton’s of Chicago/La Jolla LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

74	Morton’s of Chicago/Louisville LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

75	Morton’s of Chicago/McKinney LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

76	Morton’s of Chicago/Miami LLC	N/A	N/A	N/A	Morton’s of Chicago Florida Holding, Inc.	100%

77	Morton’s of Chicago/Miami Beach LLC	N/A	N/A	N/A	Morton’s of Chicago Florida Holding, Inc.	100%

78	Morton’s of Chicago/Naperville, LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

79	Morton’s of Chicago/ New Orleans LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

80	Morton’s of Chicago/North Miami Beach LLC	N/A	N/A	N/A	Morton’s of Chicago Florida Holding, Inc.	100%

81	Morton’s of Chicago/ Northbrook LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

82	Morton’s of Chicago/Orlando LLC	N/A	N/A	N/A	Morton’s of Chicago Florida Holding, Inc.	100%

83	Morton’s of Chicago/Palm Beach LLC	N/A	N/A	N/A	Morton’s of Chicago Florida Holding, Inc.	100%

84	Morton’s of Chicago/Park Place MD, LLC	N/A	N/A	N/A	MOC Maryland Holding, Inc.	100%

85	Morton’s of Chicago/Philadelphia LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

86	Morton’s of Chicago/Pittsburgh LLC	N/A	N/A	N/A	MOC/Pittsburgh, Inc.	100%

87	Morton’s of Chicago/Reston LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

88	Morton’s of Chicago/Richmond LLC	N/A	N/A	N/A	MOC Holding, Inc.	100%

89	Morton’s of Chicago/San Jose LLC	N/A	N/A		N/A	MOC Holding, Inc.	100%

90	Morton’s of Chicago/Schaumburg LLC	N/A	N/A		N/A	MOC Holding, Inc.	100%

91	Morton’s of Chicago/SouthPark LLC (10)	N/A	N/A		N/A	MOC Holding, Inc.	100%

92	Morton’s of Chicago/Stamford LLC	N/A	N/A		N/A	MOC Holding, Inc.	100%

93	Arnie Morton’s of Chicago/Torrance LLC	N/A	N/A		N/A	MOC Holding, Inc.	100%

94	Morton’s of Chicago/Troy LLC	N/A	N/A		N/A	MOC Holding, Inc.	100%

95	Morton’s of Chicago/Wacker Place LLC	N/A	N/A		N/A	MOC Holding, Inc.	100%

96	Morton’s of Chicago/Waltham, LLC *	N/A	N/A		N/A	MOC Holding, Inc.	100%

97	Morton’s of Chicago/White Plains LLC	N/A	N/A		N/A	MOC Holding, Inc.	100%

98	Morton’s of Chicago/Wisconsin LLC.	N/A	N/A		N/A	MOC Holding, Inc.	100%

99	Arnie Morton’s of Chicago/Woodland Hills, LLC	N/A	N/A		N/A	MOC Holding, Inc.	100%

100	Morton’s of Chicago Florida Holding, Inc.	1,500	1,000		no par	MOC Holding, Inc.	100%

101	Morton’s of Chicago Maryland Holding, Inc.	1,500	1,000		no par	MOC Holding, Inc.	100%

102	Morton’s of Chicago (Singapore) Pte. Ltd.	100,000	100		$1.00 SD	Morton’s of Chicago, Inc.	100%

103	Morton’s of Chicago/Toronto, Inc.	1,500	1,000		no par	Morton’s of Chicago, Inc.	100%

104	Morton’s of Chicago/Vancouver, Inc.	1,500	1,000		$1.00	Morton’s of Chicago, Inc.	100%

105	Morton’s Asia Holding Limited	1,000	100	$	HK 10	Morton’s of Chicago, Inc.	100%

106	Morton’s of Chicago Kowloon Limited	1,000	98	$	HK 10	Morton’s Asia Holding Limited.	100%

107	Morton’s of Chicago Macau Limitada	25	25	$	MOP 24,000	Morton’s Asia Holding Limited	96%

				$	MOP 1,000	MOC Kowloon Limited	0.04%

108	Morton’s of Chicago Hong Kong Limited	1,000	65	$	HK 10	Morton’s of Chicago, Inc	100%

109	Morton’s Mexico Holding (USA), LLC	N/A	N/A		N/A	Morton’s of Chicago, Inc.	100%

110	Morton’s Holding Company Mexico, S. de R.L. de C.V.	N/A	One Class B Participation Unit		N/A	Morton’s Mexico Holding (USA), LLC	50.01%

			One Class A Participation Unit			Carnsa SA de CV	49.99%

111	Morton’s Service Company (Mexico), S. de R.L. de C.V.	N/A	Participation Units		N/A	Morton’s Holding Company Mexico, S. de R.L. de C.V.	99.97%

			Participation Units			Morton’s Mexico Holding (USA), LLC	.0.03%

112	Morton’s Palmas, S. de R.L. de C.V.	N/A	Participation Units		N/A	Morton’s Holding Company Mexico, S. de R.L. de C.V.	99.97%

			Participation Units			Morton’s Mexico Holding (USA), LLC	0.03%

113	Morton’s China Holding Company Limited (HK)	10,000	5,001 Ordinary Shares		$1.00	Morton’s Asia Holding Limited (HK)	50.01%

			4,999 Ordinary Shares			China Broadband Communications Investment Limited (BVI)	49.99%

114	Shanghai Morton’s Food and Beverage Management Co. Ltd. (PRC)	N/A	NA		N/A	Morton’s China Holding Company Limited (HK)	100%

115	Italian Restaurants Holding Corp	3,000	1,000		no par	Morton’s Restaurant Group, Inc.	100%

116	Bertolini’s Restaurants, Inc.	3,000	1,000		no par	Italian Restaurants Holding Corp.	100%

117	Bertolini’s of Circle Centre, Inc.	1,500	1,000		no par	Bertolini’s Restaurants, Inc.	100%

118	Bertolini’s/King of Prussia, Inc.	1,500	1,000		no par	Bertolini’s Restaurants, Inc.	100%

119	Bertolini’s of Las Vegas, Inc. (Operating as Trevi)	3,000	1,000		no par	Bertolini’s Restaurants, Inc.	100%

120	Bertolini’s at Market Square, Inc.	3,000	1,000		$0.01	Bertolini’s Restaurants, Inc.	100%

121	Bertolini’s at Village Square, Inc.	1,500	1,000		no par	Bertolini’s Restaurants, Inc.	100%

122	Peasant Holding Corp.	3,000	1,000	$0.01	Morton’s Restaurant Group, Inc.	100%

123	Mick’s at PA Ave., Inc.	3,000	1,000	no par	Peasant Holding Corp.	100%

124	Mick’s at Fair Oaks, Inc.	1,500	1,000	no par	Peasant Holding Corp.	100%

125	Mick’s at Annapolis Mall, Inc.	1,500	1,000	no par	Peasant Holding Corp.	100%

126	Morton’s of Chicago / Bertolini’s Employee Assistance Fund, Inc.	1,500	1,000	no par	Morton’s of Chicago, Inc.	100%

SCHEDULE 4.13

CREDIT AND GUARANTY AGREEMENT

Real Estate Assets

	Credit Party	Address of Restaurant	Owned/ Leased

1	Morton’s of Chicago/Anaheim LLC	1895 S. Harbor Blvd. Anaheim, CA 92802	Leased
2	Morton’s of Chicago/Atlanta, Inc.	SunTrust Plaza Bldg. 303 Peachtree Center Ave. Atlanta, GA 30308	Leased
3	Morton’s of Chicago/Atlantic City, LLC	Caesars Atlantic City 2100 Pacific Avenue Atlantic City, NJ 08401	Leased
4	Morton’s of Chicago/Baltimore, LLC	300 South Charles St. Baltimore, MD 21201	Leased
5	Morton’s of Chicago/Bethesda LLC	Hyatt Regency Hotel 7400 Wisconsin Avenue Bethesda, MD 20814	Leased
6	Morton’s of Chicago/Boca Raton, LLC	5050 Town Center Circle Boca Raton, FL 33486	Leased
7	Morton’s of Chicago/Boston LLC	One Exeter Plaza 699 Boylston at Exeter Boston, MA 02116	Leased
8	Morton’s of Chicago/Boston Seaport LLC	Two Seaport Lane Boston, MA 02210	Leased
9	Morton’s of Chicago/Brooklyn LLC	339 Adams Street Brooklyn, NY 11201	Leased
10	Morton’s of Chicago/Buckhead, Inc.	Peachtree Lenox Bldg. 3379 Peachtree Rd. N.E. Atlanta, GA 30326	Leased
11	Arnie Morton’s of Chicago/Burbank LLC	3400 West Olive Avenue Burbank, CA 91505	Leased
12	Morton’s of Chicago/Capitol Mall LLC	621 Capitol Mall Sacramento, CA 95814	Leased
13	Morton’s of Chicago/Carew Tower LLC	The Carew Tower 441 Vine Street, Suite 1H Cincinnati, OH 45202	Leased
14	Morton’s of Chicago/Charlotte LLC	227 W. Trade St. Charlotte, NC 28202	Leased
15	Morton’s of Chicago/Chicago, Inc.	1050 N. State St. Chicago, IL 60610	Leased
16	Morton’s of Chicago/Clayton, Inc.	7822 Bonhomme Ave. Clayton, MO 63105	Leased
17	Morton’s of Chicago/Cleveland, Inc.	The Avenue at Tower City Center 1600 W. Second Street Cleveland, Ohio 44113	Leased
18	Morton’s of Chicago/Coral Gables LLC	2333 Ponce de Leon Blvd. Coral Gables, FL 33134	Leased

19	Morton’s of Chicago/Crystal City LLC	1631 Crystal Square Arcade Arlington, VA 22202	Leased
20	Morton’s of Chicago/Dallas, Inc. (closing Feb. 2011)	501 Elm Street Dallas, TX 75202	Leased
21	Morton’s of Chicago/Dallas Crescent LLC (opening Feb. 2011)	2222 McKinney Suite 200 Dallas, TX 75201	Leased
22	Morton’s of Chicago/Denver, Inc.	1710 Wynkoop St. Denver, CO 80202	Leased
23	Morton’s of Chicago/Denver Crescent Town Center, LLC	Denver Crescent Town Center 8480 E. Belleview Ave. Greenwood Village, CO 80111	Leased
24	Arnie Morotn’s of Chicago/ Figueroa LLC	735 S.Figueroa Street, Suite 207 Los Angeles, CA 90017	Leased
25	Morton’s of Chicago/Fifth Avenue, Inc.	New York, NY 551 5th Ave New York, NY 10017	Leased
26	Morton’s of Chicago/Flamingo Road Corp.	400 East Flamingo Road Las Vegas, NV 89109	Leased
27	Morton’s of Chicago/Fort Lauderdale, LLC	500 E. Broward Blvd Ste: 127 Fort Lauderdale, FL 33394	Leased
28	Morton’s of Chicago/Great Neck LLC	777 Northern Blvd. Great Neck, NY 11020	Owned with Section of Leased Land
29	Morton’s of Chicago/Hackensack LLC	Riverside Square Mall One Riverside Square Hackensack, NJ 07601	Leased
30	Morton’s of Chicago/Hartford LLC	30 State House Square Hartford, CT 06103	Leased
31	Morton’s of Chicago/Honolulu LLC	Ala Moana Shopping Center 1450 Ala Moana Blvd. Honolulu, Hawaii 96814	Leased
32	Morton’s of Chicago/Houston, Inc.	Centre at Post Oak 5000 Westheimer Houston, Texas 77056	Leased
33	Morton’s of Chicago/Indianapolis LLC	41 E. Washington Ave. Indianapolis, IN 46204	Leased
34	Morton’s of Chicago/Jacksonville LLC	1510 Riverplace Blvd. Jacksonville, FL 32207	Owned
35	Morton’s of Chicago/King of Prussia LLC	The Pavilion at King of Prussia Mall 500 Mall Blvd. King of Prussia, PA 19406	Leased
36	Morton’s of Chicago/Louisville LLC	626 West Main Street Louisville, KY 40202	Leased
37	Morton’s of Chicago/McKinney LLC	1001 McKinney Street Suite A4 Houston, TX 77002	Leased
38	Morton’s of Chicago/Miami, LLC	1200 Brickell Ave. Miami, FL 33131	Leased
39	Morton’s of Chicago/Miami Beach, LLC	4041 Collins Avenue Miami Beach, FL 33140	Leased
40	Morton’s of Chicago/Naperville, LLC	1751 Freedom Drive Naperville, IL 60563	Leased
41	Morton’s of Chicago/Nashville, Inc.	618 Church St. Nashville, TN 37219	Leased
42	Morton’s of Chicago/New Orleans LLC	One Canal Place 365 Canal St. New Orleans, LA 70130	Leased

43	Morton’s of Chicago/Northbrook, LLC	707 Skokie Blvd. Northbrook, IL 60062	Leased
44	Morton’s of Chicago/North Miami Beach, LLC	17399 Biscayne Blvd. N. Miami, FL 33160	Owned
45	Morton’s of Chicago/Orlando, LLC	Dr. Phillips Market Place 7600 Dr. Phillips Blvd. Orlando, Florida 32819	Leased
46	Morton’s of Chicago/Palm Beach, LLC	777 S. Flagler Dr. W. Palm Beach, FL 33401	Leased
47	Morton’s of Chicago/Palm Desert, Inc.	74-880 Country Club Drive Palm Desert, CA 92260	Leased
48	Morton’s of Chicago/Philadelphia LLC	1411 Walnut Street Philadelphia, PA 19102	Leased
49	Morton’s of Chicago/Phoenix, Inc.	Shops at the Esplanade 2501 E. Camelback Rd. Phoenix, AZ 85016	Leased
50	Morton’s of Chicago/Pittsburgh LLC	CNG Tower 625 Liberty Avenue Pittsburgh, PA 15222	Leased
51	Morton’s of Chicago/Portland, Inc.	213 SW Clay Street Portland, OR 97201	Leased
52	Morton’s of Chicago/Puerto Rico, Inc.	1 Calle San Geronimo Grounds San Juan, PR 00901	Leased
53	Morton’s of Chicago/Reston LLC	Reston Town Center One Freedom Square 11956 Market Street Reston, VA 20190	Leased
54	Morton’s of Chicago/Richmond LLC	111 Virginia St. Richmond, VA 23219	Leased
55	Morton’s of Chicago/Rosemont, Inc.	Columbia Centre III 9525 W. Bryn Mawr Ave. Rosemont, IL 60018	Leased
56	Morton’s of Chicago/San Antonio, Inc.	849 E. Commerce Street San Antonio, TX 78205	Leased
57	Morton’s of Chicago/San Diego, Inc.	The Harbor Club 285 J Street San Diego, CA 92101	Leased
58	Morton’s of Chicago/San Francisco, Inc.	400 Post St., Lower Level San Francisco, CA 94102	Leased
59	Morton’s of Chicago/San Jose LLC	177 Park Avenue, Suite 100 San Jose, CA 95113	Leased
60	Morton’s of Chicago/Santa Ana, Inc.	1641 W. Sunflower Ave. Santa Ana, CA 92704	Leased
61	Morton’s of Chicago/Schaumburg LLC	1470 McConnor Parkway Schaumburg, IL 60173	Owned
62	Morton’s of Chicago/Scottsdale, Inc.	15233 N. Kierland Blvd. Scottsdale, AZ 85254	Owned
63	Morton’s of Chicago/Seattle, Inc.	1511 6th Avenue Seattle, WA 98101	Leased
64	Morton’s of Chicago/Stamford LLC	UBS Warburg Building 377 North State St. Stamford, CT 06901	Leased
65	Morton’s of Chicago/Troy, LLC	888 West Big Beaver Rd Suite 308 Troy, MI 48084	Leased

66	Morton’s of Chicago/Virginia, Inc.	8075 Leesburg Pike Vienna, VA 22182	Leased
67	Morton’s of Chicago/Wacker Place, LLC	65 East Wacker Place Chicago, IL 60601	Leased
68	Morton’s of Chicago/Washington D.C. Inc.	3251 Prospect St, NW Washington, DC 20007	Leased
69	Morton’s of Chicago/Washington Square, Inc.	1050 Connecticut Ave. Washington, DC 20036	Leased
70	Morton’s of Chicago/White Plains LLC	9 Maple Ave. White Plains, NY 10605	Leased
71	Arnie Morton’s of Chicago/Woodland Hills LLC	6250 Canoga Ave., Suite111 Woodland Hills, CA 91367	Leased
72	Porterhouse of Los Angeles, Inc.	SLS Hotel at Beverly Hills 435 La Cienega Boulevard Beverly Hills, CA 90048	Leased
73	Bertolini’s of Las Vegas, Inc. (DBA Trevi)	Forum Shops at Caesars Palace 3500 Las Vegas Blvd., Suite G-9 Las Vegas, NV 89109	Leased
74	Morton’s of Chicago, Inc.	325 N. LaSalle Street, Suite 500 Chicago, IL 60654	Leased
75	Morton’s Restaurant Group, Inc.	3333 New Hyde Park Rd New Hyde Park, NY 11042	Leased
76	Morton’s of Chicago / Indian Wells LLC	Indian Wells Town Center Washington Street and Miles Avenue Indian Wells, CA	Lease

SCHEDULE 4.16

CREDIT AND GUARANTY AGREEMENT

Material Contracts

None

SCHEDULE 4.24

CREDIT AND GUARANTY AGREEMENT

Licenses and Permits

Due Date	City	Name of License	License Number
30-Sep-11	Anaheim	State ABC Liquor License	441414
15-Aug-11	Arlington (Crystal City)	State ABC Liquor License	13675
31-Oct-11	Atlanta	State Dept of Revenue - Liquor License	34289
31-Oct-11	Atlanta	State Dept of Revenue-Liquor License - bar.12.21	54099
15-Nov-10	Atlanta	City Business Tax Reg. Cert./ Liquor License	008613A20
15-Nov-10	Atlanta	City Business Tax Reg. Cert./ Liquor License - bar.12.21	08613A21
30-Jun-11	Atlantic City	Casino Service Industry License (CSI)	Vendor I.D. No. 66471
30-Jun-11	Atlantic City	Casino Hotel Application Beverage (CHAB) License	3333-01-050-001
31-Mar-11	Baltimore	City Liquor License	LB044
31-Mar-11	Bethesda	State Liquor License	BBWLHR377
31-Jul-11	Beverly Hills	State Alcoholic Beverage	269437
31-Mar-11	Boca Raton	State Alcohol/Tobacco	BEV 6011859
30-Nov-11	Boston	City Common Victualler (Liquor) License	CV7AL0379
30-Nov-11	Boston Seaport	City Common Victualler (Liquor) License	CV7AL0666
15-Oct-12	Brooklyn	State Liquor License - First Floor - Main Bar	1205369
15-Oct-12	Brooklyn	State Liquor License - Upstairs - Additional Bar	1205370
31-Oct-11	Buckhead	State Liquor License	32319
31-Oct-11	Buckhead	State Liquor License-Additional Facility	32320
15-Nov-11	Buckhead	City Liquor License	042586A20

15-Nov-11	Buckhead	City Liquor License - Additional Facility	042586A21
30-Apr-11	Burbank	State On-Sale General Eating Place Liquor License	384243
30-Apr-11	Burbank	State Event Permit Liquor License	384243
31-Oct-11	Capitol Mall	State Alcoholic Beverage	468321
31-Oct-11	Capitol Mall	State Liquor License - Caterer Permit	468321 1
15-May-11	Carew Tower	State Liquor License	6186895
30-Apr-11	Charlotte	State/Sell Mixed Bev at Retail	92667MB
30-Apr-11	Charlotte	State/Serve Mixed Bev Liquor at Catered Events	92667CP
30-Apr-11	Charlotte	State/Sell at Retail Malt Bev on Premise	92667AJ
30-Apr-11	Charlotte	State/Sell at Retail Fortified Wine on Premise	92667AN
30-Apr-11	Charlotte	State/Sell at Retail Unfortified Wine on Premise	92667AL
30-Apr-11	Charlotte	City &/or County (Beer, Wine, etc) Privilege License	20-0062326
30-Apr-11	Chicago (State Street)	State Liquor License	10-1A-0038648
15-Mar-11	Chicago (State Street)	City Liquor (Consumption of Premises) License	81794 (acct # 11454)
1-May-11	Clayton	State Liquor - Sunday by Drink	78111
1-May-11	Clayton	State Retail Liquor by Drink	77219
31-Oct-11	Clayton	County Retail by the Drink Liquor License	52568
31-Oct-11	Clayton	County Sunday Restaurant Bar Liquor License	52569
28-Feb-11	Clayton	City Outdoor Seating Permit	0D09-0117
15-Jul-11	Clayton	City Liquor License	10579
15-Sep-11	Cleveland	State Liquor License	6186900
31-Mar-13	Conn. Avenue	Alcoholic Beverage Control License	24326
31-Mar-11	Coral Gables	State Alcohol/Tobacco License	BEV2328775
31-Jan-11	Costa Mesa (Santa Ana)	State Liquor License	372706

5-Jun-11	Dallas	State Mixed Beverage & Mixed Beverage Late Hours	MB222435
1-Jun-11	Dallas	County Liquor-Mixed Beverage	73182
5-Jun-11	Dallas	City Liquor-Mixed Beverage	1129829
22-Aug-11	Denver	State Liquor License	21-59091
22-Aug-11	Denver	City & County (Liquor & Retail Food) License	60481
26-Oct-11	Denver Tech	State Liquor License	40-11137
26-Oct-11	Denver Tech	City Liquor License	No. 91 Series of 2010
30-Sep-11	Figueroa	State Liquor License - Restaurant	47-373737
30-Sep-11	Figueroa	State Liquor License - Event Permit	77-373737
30-Sep-11	Figueroa	State Liquor License - Caterer Permit	58-373737
31-Mar-11	Fort Lauderdale	State Alcohol/Tobacco License	BEV1618856
15-Sep-11	Great Neck	State On Premises Liquor License	1100575
30-Jun-11	Hackensack	State Plenary Retail Consumption License	0223-32-010-011
5-Sep-11	Hartford	Liquor Permit	LIR 15805
7-Apr-11	Hong Kong	Liquor Licensing Board Liquor License	5261005584
30-Jun-11	Honolulu	City & County Liquor License	R0616
1-Nov-11	Houston Downtown	State Liquor Mixed Beverage & Cartage License	MB643881
1-Nov-11	Houston Downtown	County Mixed Beverage, Mixed Beverage Late Hours & Beverage Cartage Permit	N/A
1-Nov-11	Houston Downtown	City Mixed Beverage, Mixed Beverage Late Hours & Beverage Cartage Permit	36487,36488,36490, 36491, 36492, 36493
22-Jan-11	Houston Galleria	State Liquor Mixed Beverage	MB40467
22-Jan-11	Houston Galleria	County Mixed Beverage & Mixed Beverage Late Hours	N/A
22-Jan-11	Houston Galleria	City Mixed Beverage Liquor License	MB262135
29-May-11	Indianapolis	State Retailer Permit	RR4910409
30-Sep-11	Jacksonville	State Alcohol	BEV 2607600

1-Mar-11	King of Prussia	(Restaurant) Liquor License & Sunday Sales	R19375/ SS19375
15-Jan-11	Las Vegas	Liquor	1003557-LIQ-103
30-Nov-11	Louisville	A.B.C. (State) Malt Beverage Retail, Caterer’s, Special Sunday Retail Drink & Restaurant Liquor Drink License	056-CL-85, 056-LS-1536, 056-B-5527, 056-RD-1952
20-Nov-11	Louisville	Louisville Metro Alcoholic Beverage Control License	6842
15-Oct-11	Macau	Restaurant License	0428/2009
N/A	Mexico City	Restaurant/Bar	MPA080729F38
31-Mar-11	Miami	Alcohol Beverage & Tobacco	BEV2322508
31-Mar-11	Miami Beach	Alcohol Beverage & Tobacco	BEV 2329684
31-Jan-11	Naperville	State Liquor License	10-1A-0080707
25-Jan-11	Naperville	City Liquor License	09-00014286
21-Aug-11	Nashville	State Liquor By the Drink	11838
21-Aug-11	Nashville	Receipt for Davidson County Liquor Privilege Tax	145712/11838
31-Dec-11	Nashville	Annual Privilege Tax (for Beer Permit)	17637
30-Apr-11	New Orleans	State “AR/BL” (Restaurant Beer & Liquor) Liquor License	3.6E+09
30-Apr-11	New Orleans	State “AR/R” (Restaurant) Liquor License	3.6E+09
1-Apr-11	New Orleans	City Alcoholic Beverage Permit (Liquor)	40674
1-Apr-11	New Orleans	City Alcoholic Beverage Permit (Beer)	40675
15-Aug-11	New York (5th Ave)	State On Premises Liquor License	1026020/795844
31-Jul-11	Northbrook	State Liquor License	11-1A-0073521
31-Dec-10	Northbrook	Village Liquor License	1190
31-Mar-11	North Miami	Alcohol Bev & Tobacco	BEV2322899
30-Sep-11	Orlando	Alcohol Bev & Tobacco	BEV5807137

31-Mar-11	Palm Beach	Alcohol Bev & Tobacco	BEV-6006094
30-Nov-11	Palm Desert	State Liquor License	287463
2-Sep-11	Philadelphia	State Liquor License	R1291/ SS1291
31-Mar-11	Phoenix	State Liquor License	12073116
1-Apr-11	Phoenix	City Liquor License	950077848
1-Apr-11	Pittsburgh	State Liquor License	R 16455/ SS16455
1-Jun-11	Portland	State Liquor License	139934
15-Sep-11	Reston	State ABC Liquor License	012220
15-Jan-11	Richmond	Liquor License	23656
31-May-11	Rosemont	State Liquor Control Commission	10-1A-0020227
10-Dec-11	Rosemont	Village Liquor License	2874
17-Sep-11	San Antonio	State Mixed Beverage & Late Hours Permit	MB224838/ LB224838
17-Sep-11	San Antonio	County Mixed Beverage & Late Hours Permit	MB224838/ LB224838
17-Sep-11	San Antonio	City Mixed Beverage & Late Hours Permit	MB224838/ LB224838
30-Nov-11	San Diego	State Liquor License	322495
30-Jun-11	San Francisco	State Alcoholic Beverage License	294155
31-Dec-11	San Jose	State Alcoholic Beverage License	439905
31-Aug-11	San Juan	Liquor License	1798D000044
31-Oct-11	Schaumburg	State Liquor License -	11-1A-0040768
15-Dec-10	Schaumburg	Village Liquor License	17489
31-Mar-11	Scottsdale	State Liquor License	12074083
31-Dec-10	Scottsdale	City Liquor License	98010170
15-Jul-11	Seattle	State Spirits/BR/WN Rest Lounge	081720
31-Dec-11	Singapore	Liquor License	L/LL/007314/ 2009/P
31-Dec-11	Singapore	Extended Hour Liquor License	L/LL/009397/ 2009/E

15-Apr-11	Southfield	State Liquor License - CLOSED JUNE 27, 2009	6808 2009 SS

11-Jul-11	Stamford	Liquor Permit	LIR 15555

2-Sep-12	Toronto	Liquor License	806213

15-Apr-11	Troy	Liquor License	143840-2010 SS

15-Sep-11	Tyson’s Corner	State ABC License	51817

31-Jan-11	Wacker Place	State Liquor License - 1st Floor	10-1A-0065309

31-Oct-11	Wacker Place	State Liquor License - 2nd Floor	11-1A-0074635

15-Sep-12	Wacker Place	City Liquor License - 1st Floor	1491374

15-Sep-12	Wacker Place	City Liquor License - 2nd Floor	1675357

31-Mar-13	Washington, DC (Georgetown)	Alcoholic Beverage Control License	3880

15-May-12	White Plains	State Liquor License	114689

31-Aug-11	Woodland Hills	State Liquor License	442878

1-Mar-11	Bertolini’s of King of Prussia	State Liquor License - CLOSED AUGUST 10, 2009	R20132/ SS20132

15-Jan-11	Trevi - Bertolini’s of Las Vegas	County Liquor License	1001036-LIQ-124

In addition to the liquor licenses listed above, the grantors maintain other business licenses and permits obtained in the ordinary course of business.

SCHEDULE 4.27

CREDIT AND GUARANTY AGREEMENT

Inactive Subsidiaries	Fed. Id#

Quantum Restaurant Development Corporation	11-3198385	Inactive
Morton’s of Chicago/Cincinnati, Inc.	31-1311669	Restaurant closed
Morton’s of Chicago/Columbus, Inc.	31-1311701	Restaurant closed
Morton’s of Chicago/Detroit, Inc.	38-3061966	Restaurant closed
Morton’s of Chicago/Minneapolis, Inc.	36-3776421	Restaurant closed
Morton’s of Chicago/Philadelphia, Inc.	36-3322496	Inactive
Morton’s of Chicago/Sacramento, Inc.	68-0285990	Restaurant closed
Morton’s of Chicago/West Street, Inc.	13-3819860	Restaurant closed
Morton’s of Chicago/Westbrook, Inc.	36-3421647	Restaurant closed
Morton’s of Chicago/Kansas City LLC	36-4287244	Restaurant closed
Morton’s of Chicago/Leawood, LLC	26-1273357	Restaurant closed
Morton’s of Chicago/La Jolla LLC	33-0928522	Inactive
Morton’s of Chicago/Park Place MD, LLC	20-8119108	Restaurant closed
Morton’s of Chicago/SouthPark LLC	56-2139509	Restaurant closed
Arnie Morton’s of Chicago/Torrance LLC	Pending	Inactive
Morton’s of Chicago/Waltham, LLC	Pending	Inactive
Morton’s of Chicago/Wisconsin LLC.	36-4425343	Inactive
Morton’s of Chicago/Vancouver, Inc.	98-0228074	Restaurant closed
Morton’s of Chicago Hong Kong Limited	52-2300629	Restaurant closed
Bertolini’s of Circle Centre, Inc.	35-1973525	Restaurant closed
Bertolini’s/King of Prussia, Inc.	23-2808728	Restaurant closed
Bertolini’s at Market Square, Inc.	58-1883708	Restaurant closed
Bertolini’s at Village Square, Inc.	88-0387999	Restaurant closed
Mick’s at PA Ave., Inc.	52-1789891	Restaurant closed
Mick’s at Fair Oaks, Inc.	52-1826175	Restaurant closed
Mick’s at Annapolis Mall, Inc.	52-1842226	Restaurant closed
Peasant Holding Corp	58-1883832	Inactive Holding Company

Notes relating to inactive subsidiaries:

•	Bertolini’s King of Prussia, Inc. - is a party to a settlement agreement with former landlord pursuant to which its liquor license is pending transfer to landlord.

•

Morton’s of Chicago / Detroit, Inc. - is a party to a settlement agreement with former landlord pursuant to which its liquor license is held in “safekeeping” by licensing authority pending direction from landlord to transfer; if not transferred by a certain date then the license will be terminated.

•

Morton’s of Chicago / Park Place MD LLC and Morton’s of Chicago / Leawood LLC are all party to separate settlement agreements with their former landlords pursuant to which monthly payments for agreed upon period of time are required to be paid to landlord. Holdings is obligated to make the payments due under the Park Place settlement agreement. Company is obligated to make the payments due under the Leawood settlement agreement.

•	Mick’s at PA Ave., Inc, Mick’s at Fair Oaks, Inc., and Mick’s at Annapolis Mall, Inc. - have tax net operating losses.

Morton’s of Chicago/Kansas City LLC and Morton’s of Chicago/Sacramento, Inc. have both agreed to enter into settlement agreements with their former landlords to resolve claims against each entity and their parent companies related to their respective restaurant closures. The Kansas City settlement requires Morton’s to pay $575,000 and the Sacramento settlement requires Morton’s to pay $75,000, in each case in return for releases against all Morton’s entities. Settlement documentation is pending.

SCHEDULE 5.15

Post Closing Matters

1. Within 45 Business Days after the Closing Date (or such longer period as agreed in writing by Administrative Agent), the Credit Parties shall have delivered to Collateral Agent:

(a) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Mortgaged Property;

(b) ALTA mortgagee title insurance policies or binders providing unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty (30) days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (b) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Mortgaged Property in the appropriate real estate records;

(c) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent; and

(d) ALTA surveys of all Mortgaged Properties, certified to Collateral Agent and dated not more than thirty (30) days prior to the Closing Date.

2. Within 15 Business Days after the Closing Date (or such longer period as agreed in writing by Administrative Agent), the Credit Parties shall deliver to Collateral Agent a Deposit Account Control Agreement with respect to each of the Deposit Accounts identified below:

Grantor	Depository Bank	Type of Account	Account No.
Morton’s of Chicago, Inc.	Bank of America	Concentration	xxxxxxxxxx
Bertolini’s Restaurants, Inc.	Bank of America	Concentration	xxxxxxxxxx
Morton’s of Chicago, Inc.	Bank of America	Business Checking	xxxxxxxxxx

3. Within 30 Business Days after the Closing Date (or such longer period as agreed in writing by Administrative Agent), the applicable Credit Party shall cause to be delivered to Collateral Agent, the following certificates of authority:

Credit Party	Jurisdiction

Arnie Morton’s of Chicago/Figueroa LLC	California

Morton’s of Chicago/Anaheim LLC	California

Morton’s of Chicago/Capitol Mall LLC	California

Morton’s of Chicago/Indian Wells, LLC	California

Morton’s of Chicago/Puerto Rico, Inc	Puerto Rico

Morton’s of Chicago, Inc.	Hawaii

Morton’s of Chicago Holding, Inc.	Illinois, New Jersey

4. Within 7 Business Days after the Closing Date (or such longer period as agreed in writing by Administrative Agent), Holdings shall cause to be delivered to Collateral Agent, all certificates and other documents of title evidencing Holdings’ ownership of the Capital Stock of each Subsidiary owned as of the Closing Date, together with stock transfer forms for each, executed in blank by the owner of such Capital Stock, in each case, in form and substance reasonably satisfactory to Collateral Agent.

SCHEDULE 6.1

CREDIT AND GUARANTY AGREEMENT

Certain Indebtedness

Title	Date of Agreement	Maturity Date	Parties to Agreement	Amount Outstanding as of Nov. 7, 2010
NONE

SCHEDULE 6.2

CREDIT AND GUARANTY AGREEMENT

Certain Liens

	Amount	Date
Morton’s of Chicago/Rosemont, Inc.

K & K Iron Works	$40,645	08/10/2010
Jameson Sheet Metal, Inc.	$30,044	09/24/2010

SCHEDULE 6.7

CREDIT AND GUARANTY AGREEMENT

Certain Investments

Guardian Life Insurance Company of America – Morton’s of Chicago, Inc

(Life insurance policy on Klaus Fritsch). Policy # 2769107. Original policy date - 1/27/1981. Death benefit is $86,379 with a Cash Value of $30,020.23.

SCHEDULE 6.12

CREDIT AND GUARANTY AGREEMENT

Certain Affiliate Transactions

1.	Restricted stock awards granted to independent Board Members

2.	Morton’s Restaurant Group Dining Cards issued to all Board Members

EXHIBIT A-1 TO

CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

Reference is made to that certain Credit and Guaranty Agreement, dated as of December 9, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among MORTON’S RESTAURANT GROUP, INC., a Delaware corporation (“Holdings”), MORTON’S OF CHICAGO, INC., an Illinois corporation (“Company”), CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent and Lead Arranger.

Pursuant to Sections 2.1 and 2.2 of the Credit Agreement, Company desires that Lenders make the following Loans to Company in accordance with the applicable terms and conditions of the Credit Agreement on December 9, 2010 (the “Credit Date”):

1.	Revolving Loans

☐	Base Rate Loans:	$	[ , ,	]

☐	LIBOR Loans, with an Initial Interest Period of Month(s):	$	[ , ,	]

2.	Term Loans

☐	Base Rate Loans:	$	[ , ,	]

☐	LIBOR Loans, with an Initial Interest Period of Month(s):	$	[ , ,	]

Company hereby certifies that:

(i) immediately after giving effect to the making of the Loans requested on the Credit Date, (A) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect, (B) Availability shall be $0 or greater, (C) the Senior Leverage Ratio determined on a pro forma basis after giving effect to the contemplated Credit Extension shall not exceed the maximum Senior Leverage Ratio permitted as of the last day of the immediately preceding Fiscal Quarter pursuant to Section 6.8, and (D) the aggregate Cash and Cash Equivalents of Holdings and its Subsidiaries will not exceed $2,000,000;

(ii) as of the Credit Date and immediately after giving effect to the making of the Loans requested on the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date (in which case such representations and warranties were true and correct in all material respects on and as of such earlier date);

(iii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

The foregoing certifications, together with the computations set forth in Annex A-1 hereto and the supporting detail for the calculation of “Consolidated Adjusted EBITDA” and “Consolidated Net Income” in the form of Annex A-2 hereto,, are made and delivered [mm/dd/yy] pursuant to Section 2.1(b) of the Credit Agreement and are made in my capacity as Chief Financial Officer of Holdings and the Company and not in my individual capacity (and without any personal liability).

Date: [mm/dd/yy]	MORTON’S OF CHICAGO, INC.

By:
Name:
Title:

ANNEX A-1 TO

EXHIBIT A-1 TO

CREDIT AND GUARANTY

AGREEMENT

FOR THE FISCAL [QUARTER] [YEAR] ENDING [MM/DD/YY].

1.	Consolidated Adjusted EBITDA:[1] (i) - (ii) = $[ , , ]

	(i)			$	[ , ,	]

		(a)	Consolidated Net Income:	$	[ , ,	]

		(b)	Consolidated Interest Expense:	$	[ , ,	]

		(c)	provisions for taxes based on income:	$	[ , ,	]

		(d)	total depreciation expense:	$	[ , ,	]

		(e)	total amortization expense:	$	[ , ,	]

		(f)	amortization of restricted stock expense:	$	[ , ,	]

		(g)	other non Cash items reducing Consolidated Net Income:[2]	$	[ , ,	]

		(h)	Transaction Costs that are not capitalized or that are written off:	$	[ , ,	]

		(i)	operating expenses, charges and losses incurred in connection with the cessation of business activities or related to discontinued operations up to $2,000,000 in any four consecutive Fiscal Quarter period:	$	[ , ,	]

		(j)	Pre-Opening costs up to (1) $800,000 per domestic restaurant and (2) $1,200,000 per foreign restaurant:	$	[ , ,	]

		(k)	FICA credits:	$	[ , ,	]

		(l)	losses on foreign currency transactions:	$	[ , ,	]

[1]

Excluding any of the following amounts attributable to any Credit Party’s interest in a Joint Venture. In addition, Consolidated Adjusted EBITDA for purposes of calculating “Availability” and “Senior Leverage Ratio” for each of the fiscal months identified on Annex I shall be the amounts set forth thereon.

[2]

Excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period.

EXHIBIT A-1-1

	(m)	management, license, royalty and/or franchise fee income related to Joint Ventures to the extent the income of such Joint Ventures were excluded in the calculation of Consolidated Net Income:	$	[ , ,	]

	(n)	write off of deferred financing fees:	$	[ , ,	]

	(o)	identifiable annualized expense reductions with respect to, and that can be implemented within ninety (90) days of, the closing of any Permitted Acquisition up to $500,000 in any four consecutive Fiscal Quarter period (or such greater amount as approved by Administrative Agent, in its reasonable discretion):	$	[ , ,	]

	(p)	legal fees and settlement charges related to the cessation or discontinuation of any business operations:	$	[ , ,	]

	(q)	up to $200,000 of operating losses related to the operation of Morton’s Miami Beach during any four consecutive Fiscal Quarter period:	$	[ , ,	]

	(r)	the Company’s proportionate share of Excluded Joint Venture income to the extent distributed in cash:	$	[ , ,	]

	(s)	any pro forma rent savings resulting from the re-negotiation of leasehold interests in real property up to $1,500,000 (excluding any amounts recognized during such period):	$	[ , ,	]

	(t)	management bonus expense up to $1,200,000 incurred during the Fiscal Quarter ending January 2, 2011:	$	[ , ,	]

(ii)			$	[ , ,	]

	(a)	non-Cash items increasing Consolidated Net Income:[3]	$	[ , ,	]

	(b)	interest income:	$	[ , ,	]

	(c)	other extraordinary income:	$	[ , ,	]

	(d)	losses attributable to any Joint Venture to the extent funded in cash by a Credit Party:	$	[ , ,	]

2.	Consolidated Total Debt:[4]		$	[ , ,	]

3.	Senior Leverage Ratio: (i)/(ii) =		$	[ , ,	]

	(i)=	(a)-(b)	$	[ , ,	]

		(a) Consolidated Total Debt (excluding Subordinated Indebtedness and the Miami Beach Indebtedness)	$	[ , ,	]

		(b) Cash and Cash Equivalents in excess of $1,000,000:	$	[ , ,	]

	(ii)	Consolidated Adjusted EBITDA for the trailing twelve Month period:	$	[ , ,	]

Actual:	. :1.00
Required:	. :1.00

4.	Consolidated Liquidity: (i) + (ii) =		$	[ , ,	]

	(i)	Cash on-hand of Holdings and its Subsidiaries:[5]	$	[ , ,	]

	(ii)	the lesser of:

		(a) the Revolving Commitments of all the Lenders in the aggregate minus the Total Utilization of Revolving Commitments and	$	[ , ,	]

[3]

Excluding any such non-Cash item to the extent it represents (1) the reversal of an accrual or reserve for potential Cash item in any prior period or (2) the amortization of income or the accrual of revenue or income for which the cash is received in a prior or subsequent period.

[4]	Excluding Excluded Joint Venture Indebtedness, determined on a consolidated basis in accordance with GAAP.
[5]	Excluding any Restricted Cash.

		(b) Availability:	$	[ , ,	]

		Actual:	$
		Required:		$2,000,000

5.	Availability: (i) – (ii) =

$[ , , ]

	(i)=	(a) * (b)

$[ , , ]

(a) Consolidated Adjusted EBITDA for the trailing twelve month period

$[ , , ]

(b) Senior Leverage Multiple

$[ , , ]

	(ii)=	(c) + (d) – (e)

$[ , , ]

(c) Aggregate principal balance of the Loans as of such date

$[ , , ]

(d) all other Consolidated Total Debt as of such date

$[ , , ]

(e) Cash and Cash Equivalents in excess of $1,000,000

$[ , , ]

[Remainder of Page Intentionally Left Blank]

ANNEX A-2 TO

EXHIBIT A-1 TO

CREDIT AND GUARANTY

AGREEMENT

Supporting Detail

(See Attached.)

EXHIBIT A-1-1

ANNEX A-3 TO

EXHIBIT A-1 TO

CREDIT AND GUARANTY

AGREEMENT

Fiscal Month	Consolidated Adjusted EBITDA
November, 2009	$1,719,746
December, 2009	$5,175,803
January, 2010	$1,703,552
February, 2010	$3,397,260
March, 2010	$1,611,546
April, 2010	$3,859,154
May, 2010	$861,912
June, 2010	$354,618
July, 2010	$772,836
August, 2010	$1,484
September, 2010	$1,770,059
October, 2010	$4,575,472

EXHIBIT A-1-1

EXHIBIT A 2 TO

CREDIT AND GUARANTY AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to that certain Credit and Guaranty Agreement, dated as of December 9, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among MORTON’S RESTAURANT GROUP, INC., a Delaware corporation (“Holdings”), MORTON’S OF CHICAGO, INC., an Illinois corporation (“Company”), CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent and Lead Arranger.

Pursuant to Section 2.8 of the Credit Agreement, Company desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

1.	Term Loans:

$[ , , ]	LIBOR Loans to be continued with Interest Period of month(s)

$[ , , ]	Base Rate Loans to be converted to LIBOR Loans with Interest Period of month(s)

$[ , , ]	LIBOR Loans to be converted to Base Rate Loans

3.	Revolving Loans:

$[ , , ]	LIBOR Loans to be continued with Interest Period of month(s)

$[ , , ]	Base Rate Loans to be converted to LIBOR Loans with Interest Period of month(s)

$[ , , ]	LIBOR Loans to be converted to Base Rate Loans

Company hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]	MORTON’S OF CHICAGO, INC.

By:
Name:
Title:

EXHIBIT A-2-1

EXHIBIT B 1 TO

CREDIT AND GUARANTY AGREEMENT

TERM LOAN NOTE

$60,000,000 December 9, 2010	New York, New York

FOR VALUE RECEIVED, MORTON’S OF CHICAGO, INC., an Illinois corporation (“Company”), promises to pay GOLDMAN SACHS BANK USA (“Payee”) or its registered assigns the principal amount of Sixty Million and no/100 Dollars ($60,000,000) in the installments referred to below.

Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of December 9, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among MORTON’S RESTAURANT GROUP, INC., a Delaware corporation (“Holdings”), Company, certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent and Lead Arranger.

Company shall make scheduled principal payments on this Note as set forth in Section 2.11 of the Credit Agreement.

This Note is the “Term Loan Note” referred to in the Credit Agreement in the aggregate principal amount of $60,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Company, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Company, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

EXHIBIT B-1-1

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest and demand notice of every kind.

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

MORTON’S OF CHICAGO, INC.

By:
Name:
Title:

EXHIBIT B-1

EXHIBIT B 2 TO

CREDIT AND GUARANTY AGREEMENT

REVOLVING LOAN NOTE

$10,000,000 December 9, 2010	New York, New York

FOR VALUE RECEIVED, MORTON’S OF CHICAGO, INC., an Illinois corporation (“Company”), promises to pay GOLDMAN SACHS BANK USA (“Payee”) or its registered assigns, on or before the Revolving Commitment Termination Date, the lesser of (a) Ten Million and no/100 Dollars ($10,000,000) and (b) the unpaid principal amount of all advances made by Payee to Company as Revolving Loans under the Credit Agreement referred to below.

Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of December 9, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among MORTON’S RESTAURANT GROUP, INC., a Delaware corporation (“Holdings”), Company, certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent and Lead Arranger.

This Note is one of the “Revolving Loan Notes” referred to in the Credit Agreement in the aggregate principal amount of $10,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Company, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Company, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

EXHIBIT B-3-1

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest and demand notice of every kind.

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

MORTON’S OF CHICAGO, INC.

By:
Name:
Title:

EXHIBIT B-3-2

TRANSACTIONS ON

REVOLVING LOAN NOTE

Date	Amount of Loan Made this Date	Amount of Principal Paid this Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-3-3

EXHIBIT C TO

CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the Chief Financial Officer of each of MORTON’S RESTAURANT GROUP, INC., a Delaware corporation (“Holdings”), and MORTON’S OF CHICAGO, INC., an Illinois corporation (“Company”).

2. I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of December 9, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Holdings, Company, certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent and Lead Arranger, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event.

4. The financial statements attached hereto fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

The foregoing certifications, together with the computations set forth in Annex A-1 hereto, the supporting detail for the calculation of “Consolidated Adjusted EBITDA”, “Consolidated Net Income” and “Fixed Charges” set forth in the form of Annex A-2 hereto, and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.1(d) of the Credit Agreement and are made in my capacity as Chief Financial Officer of Holdings and the Company and not in my individual capacity (and without any personal liability).

MORTON’S RESTAURANT GROUP, INC.

MORTON’S OF CHICAGO, INC.

By:
Name:
Title: Chief Financial Officer

EXHIBIT C-1

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [MM/DD/YY].

1.	Consolidated Adjusted EBITDA:[6]		(i) - (ii) = $[ , , ]

	(i)			$	[ , ,	]

		(a)	Consolidated Net Income:	$	[ , ,	]

		(b)	Consolidated Interest Expense:	$	[ , ,	]

		(c)	provisions for taxes based on income:	$	[ , ,	]

		(d)	total depreciation expense:	$	[ , ,	]

		(e)	total amortization expense:	$	[ , ,	]

		(f)	amortization of restricted stock expense:	$	[ , ,	]

		(g)	other non Cash items reducing Consolidated Net Income:[7]	$	[ , ,	]

		(h)	Transaction Costs that are not capitalized or that are written off:	$	[ , ,	]

		(i)	operating expenses, charges and losses incurred in connection with the cessation of business activities or related to discontinued operations up to $2,000,000 in any four consecutive Fiscal Quarter period:	$	[ , ,	]

		(j)	Pre-Opening costs up to (1) $800,000 per domestic restaurant and (2) $1,200,000 per foreign restaurant:	$	[ , ,	]

		(k)	FICA credits:	$	[ , ,	]

		(l)	losses on foreign currency transactions:	$	[ , ,	]

		(m)	management, license, royalty and/or franchise fee income related to Joint

[6]

Excluding any of the following amounts attributable to any Credit Party’s interest in a Joint Venture. In addition, Consolidated Adjusted EBITDA for purposes of calculating “Availability” and “Senior Leverage Ratio” for each of the fiscal months identified on Annex I shall be the amounts set forth thereon.

[7]

Excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period.

		Ventures to the extent the income of such Joint Ventures were excluded in the calculation of Consolidated Net Income:	$	[ , ,	]

	(n)	write off of deferred financing fees:	$	[ , ,	]

	(o)	identifiable annualized expense reductions with respect to, and that can be implemented within ninety (90) days of, the closing of any Permitted Acquisition up to $500,000 in any four consecutive Fiscal Quarter period (or such greater amount as approved by Administrative Agent, in its reasonable discretion):	$	[ , ,	]

	(p)	legal fees and settlement charges related to the cessation or discontinuation of any business operations:	$	[ , ,	]

	(q)	up to $200,000 of operating losses related to the operation of Morton’s Miami Beach during any four consecutive Fiscal Quarter period:	$	[ , ,	]

	(r)	the Company’s proportionate share of Excluded Joint Venture income to the extent distributed in cash:	$	[ , ,	]

	(s)	any pro forma rent savings resulting from the re-negotiation of leasehold interests in real property up to $1,500,000 (excluding any amounts recognized during such period):	$	[ , ,	]

	(t)	management bonus expense up to $1,200,000 incurred during the Fiscal Quarter ending January 2, 2011:	$	[ , ,	]

(ii)			$	[ , ,	]

	(a)	non-Cash items increasing Consolidated Net Income:[8]	$	[ , ,	]

[8]

Excluding any such non-Cash item to the extent it represents (1) the reversal of an accrual or reserve for potential Cash item in any prior period or (2) the amortization of income or the accrual of revenue or income for which the cash is received in a prior or subsequent period.

(b)	interest income:	$	[ , ,	]

(c)	other extraordinary income:	$	[ , ,	]

(d)	losses attributable to any Joint Venture to the extent funded in cash by a Credit Party:	$	[ , ,	]

Actual: $[ , , ]
Required: $[ , , ]

2.	Consolidated Capital Expenditures:[9]	$	[ , ,	]

Actual: $[ , , ]
Required: $[ , , ]
Carryover:[10] $

3.	Consolidated Cash Interest Expense:[11]	$	[ , ,	]

4.	Consolidated Current Assets:[12]	$	[ , ,	]

5.	Consolidated Current Liabilities:[13]	$	[ , ,	]

6.	Consolidated Excess Cash Flow:	(i) - (ii) =	$	[ , ,	]

(i)	(a)	Consolidated Adjusted EBITDA:[14]	$	[ , ,	]

[9]

Excluding that portion of Consolidated Capital Expenditures that (i) is attributable to Excluded Joint Ventures and that is wholly financed by the third-party partner of such Excluded Joint Venture (and not by a Credit Party or a wholly-owned Subsidiary thereof) or (ii) is financed with the proceeds of Indebtedness.

[10]

Representing an amount equal to the excess, if any, of Consolidated Capital Expenditures for the previous Fiscal Year over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year, pursuant to Section 6.8(d) of the Credit Agreement.

[11]	Excluding that portion of Consolidated Cash Interest Expense that is attributable to Excluded Joint Venture Indebtedness.
[12]	Excluding Cash and Cash Equivalents.
[13]	Excluding the current portion of long-term debt.
[14]

Excluding the following amounts, to the extent included in the calculation of “Consolidated Adjusted EBITDA”: (i) Transaction Costs that are not capitalized or that are written off, (ii) operating expenses, charges and losses incurred in connection with the cessation of business activities or related to discontinued operations, (iii) Pre-Opening Costs, (iv) FICA credits, (v) legal fees and settlement charges related to the cessation or discontinuation of any business operations, (vi) operating losses related to the operation of Morton’s Miami Beach, (vii) the Company’s proportionate share of Excluded Joint Venture income to the extent distributed in cash, (viii) any pro forma rent savings resulting from the re-negotiation of leasehold interests in real property) and (ix) management bonus expense incurred in the Fiscal Quarter ending January 2, 2011.

	(b)	decreases in Restricted Cash pledged to a Third Party L/C Issuer:	$	[ , ,	]

	(c)	interest income:	$	[ , ,	]

	(d)	other income:[15]	$	[ , ,	]

	(e)	Consolidated Working Capital Adjustment:	$	[ , ,	]

(ii)	(a)	voluntary and scheduled repayments of Consolidated Total Debt:[16]	$	[ , ,	]

	(b)	Consolidated Capital Expenditures:[17]	$	[ , ,	]

	(c)	the amount budgeted for Consolidated Capital Expenditures permitted for the current period under Section 6.8(d) that was not expended and is permitted to be carried forward to the next succeeding period:	$	[ , ,	]

	(d)	Consolidated Cash Interest Expense:	$	[ , ,	]

	(e)	provisions for current taxes based on income of Holdings and its Subsidiaries and payable in cash with respect to such period:	$	[ , ,	]

	(f)	amounts paid to repurchase Capital Stock:	$	[ , ,	]

	(g)	increases in Restricted Cash pledged to a Third Party L/C Issuer:	$	[ , ,	]

	(h)	amounts paid in connection with Permitted Acquisitions or Permitted Investments:	$	[ , ,	]

[15]	Excluding any gains or losses attributable to Asset Sales.
[16]	Excluding repayments of Revolving Loans except to the extent the Revolving Credit Commitments are permanently reduced in connection with such repayments.
[17]

Net of any proceeds of (x) Net Asset Sale Proceeds to the extent reinvested in accordance with Section 2.13(a), (y) Net Insurance/Condemnation Proceeds to the extent reinvested in accordance with Section 2.13(b), and (z) any proceeds of related financings with respect to such expenditures.

		(i)	payments made pursuant to settlement agreements:	$	[ , ,	]

		(j)	deferred expenses for legal settlements, landlord disputes and payments for closed restaurant and severance:	$	[ , ,	]

7.	Consolidated Fixed Charges:		(i) + (ii) + (iii) + (iv) =	$	[ , ,	]

		(i)	Consolidated Cash Interest Expense:	$	[ , ,	]

		(ii)	scheduled payments of principal on Consolidated Total Debt:	$	[ , ,	]

		(iii)	Consolidated Capital Expenditures (including any capitalized interest):	$	[ , ,	]

		(iv)	the current portion of taxes provided for with respect to such period in accordance with GAAP:[18]	$	[ , ,	]

8.	Consolidated Interest Expense:			$	[ , ,	]

9.	Consolidated Net Income:		(i) - (ii) =	$	[ , ,	]

	(i)	the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP:[19]		$	[ , ,	]

	(ii)	(a)	the income (or loss) of any Joint Venture:	$	[ , ,	]

		(b)	the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries:	$	[ , ,	]

		(c)	any gains or losses attributable to Asset Sales:	$	[ , ,	]

		(d)	to the extent not included in clause (ii)(a) above, any net extraordinary gains or net extraordinary losses:	$	[ , ,	]

10.	Consolidated Total Debt:[20]			$	[ , ,	]

[18]	Excluding those taxes related to Excluded Joint Ventures.
[19]	Excluding extraordinary and non-recurring items, impairment charges related to goodwill, property, plant and equipment, and any other assets, and currency translation charges.
[20]	Excluding Excluded Joint Venture Indebtedness, determined on a consolidated basis in accordance with GAAP.

11.	Consolidated Working Capital:	(i) - (ii) =		$	[ , ,	]

	(i)	Consolidated Current Assets:		$	[ , ,	]

	(ii)	Consolidated Current Liabilities:		$	[ , ,	]

12.	Consolidated Working Capital Adjustment:	(i) - (ii) =		$	[ , ,	]

	(i)	Consolidated Working Capital as of the beginning of such period:		$	[ , ,	]

	(ii)	Consolidated Working Capital as of the end of such period:[21]		$	[ , ,	]

13.	Fixed Charge Coverage Ratio:	(i)/(ii) =

	(i)	Consolidated Adjusted EBITDA for the four Fiscal Quarter period then ended:[22]		$	[ , ,	]

	(ii)	Consolidated Fixed Charges for such four Fiscal Quarter period:		$	[ , ,	]

			Actual:		. :1.00
			Required:		. :1.00

[21]

Excluding the effects of changes in (i) Consolidated Working Capital attributable to Excluded Joint Ventures and (ii) current deferred tax assets and current deferred tax liabilities to the extent such changes have no cash impact

[22]

Excluding the following amounts, to the extent included in the calculation of “Consolidated Adjusted EBITDA”: (i) Transaction Costs that are not capitalized or that are written off, (ii) operating expenses, charges and losses incurred in connection with the cessation of business activities or related to discontinued operations, (iii) Pre-Opening Costs, (iv) FICA credits, (v) legal fees and settlement charges related to the cessation or discontinuation of any business operations, (vi) operating losses related to the operation of Morton’s Miami Beach, (vii) the Company’s proportionate share of Excluded Joint Venture income to the extent distributed in cash, (viii) any pro forma rent savings resulting from the re-negotiation of leasehold interests in real property) and (ix) management bonus expense incurred in the Fiscal Quarter ending January 2, 2011.

14.	Senior Leverage Ratio:			(i)/(ii) =		$	[ , ,	]

		(i)=	(a)-(b)			$	[ , ,	]

			(a)	Consolidated Total Debt (excluding Subordinated Indebtedness and the Miami Beach Indebtedness)		$	[ , ,	]

			(b)	Cash and Cash Equivalents in excess of $1,000,000:		$	[ , ,	]

		(ii)	Consolidated Adjusted EBITDA for the four Fiscal Quarter period then ended:			$	[ , ,	]

					Actual:		. :1.00
					Required:		. :1.00

15.	Consolidated Liquidity:			(i) + (ii) =		$	[ , ,	]

		(i)	Cash on-hand of Holdings and its Subsidiaries:[23]			$	[ , ,	]

		(ii)	the lesser of:

			(a)	the Revolving Commitments of all the Lenders in the aggregate minus the Total Utilization of Revolving Commitments and		$	[ , ,	]

			(b) Availability:			$	[ , ,	]

					Actual:	$
					Required:	$

16.	Availability:			(i) – (ii) =

$[ , , ]

	(i)=	(a) * (b)

$[ , , ]

		(a)	Consolidated Adjusted EBITDA for the four Fiscal Quarter period then ended

$[ , , ]

		(b)	Senior Leverage Multiple

$[ , , ]

[23]	Excluding any Restricted Cash.

(ii)=	(c) + (d) – (e)

$[ , , ]

	(c)	Aggregate principal balance of the Loans as of such date

$[ , , ]

	(d)	all other Consolidated Total Debt as of such date

$[ , , ]

	(e)	Cash and Cash Equivalents in excess of $1,000,000

$[ , , ]

ANNEX A-2 TO

COMPLIANCE CERTIFICATE

Supporting Documentation for the Calculation of “Consolidated Adjusted EBITDA” and “Fixed Charges”

(See Attached.)

ANNEX A-3 TO

COMPLIANCE CERTIFICATE

Fiscal Month	Consolidated Adjusted EBITDA
November, 2009	$1,719,746
December, 2009	$5,175,803
January, 2010	$1,703,552
February, 2010	$3,397,260
March, 2010	$1,611,546
April, 2010	$3,859,154
May, 2010	$861,912
June, 2010	$354,618
July, 2010	$772,836
August, 2010	$1,484
September, 2010	$1,770,059
October, 2010	$4,575,472

EXHIBIT D-1

EXHIBIT E TO

CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	, an Eligible Assignee

3.	Borrower(s):	Morton’s of Chicago, Inc.

4.	Administrative Agent:	Goldman Sachs Bank USA, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit and Guaranty Agreement, dated as of December 9, 2010 among Morton’s Restaurant Group, Inc. (“Holdings”), Morton’s of Chicago, Inc., certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, and Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent and Lead Arranger.

EXHIBIT E-1

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans [******]
[*******]	$	$		%
$	$	$		%

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention: Telecopier:	Attention: Telecopier:

with a copy to:	with a copy to:

Attention: Telecopier:	Attention: Telecopier:

Wire Instructions:	Wire Instructions:

[******]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

EXHIBIT E-2

[*******]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Loan Commitment”, “Term Loan Commitment”, etc.)

EXHIBIT E-3

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Name:
Title:

[MORTON’S OF CHICAGO, INC.][1]

By:
Name:
Title:

[1]	Signature block for Company to be deleted if consent of Company is not required pursuant to Section 10.6(c) of the Credit Agreement.

EXHIBIT E-4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1

With respect to Assigned Interests for Term Loans, unless notice to the contrary is delivered to the Lender from the Administrative Agent, payment to the Assignor by the Assignee in respect of the Assigned Interest shall include such compensation to the Assignor as may be agreed upon by the Assignor and the

ANNEX 1-1

Assignee with respect to all unpaid interest which has accrued on the Assigned Interest to but excluding the Effective Date. On and after the applicable Effective Date, the Assignee shall be entitled to receive all interest paid or payable with respect to the Assigned Interest, whether such interest accrued before or after the Effective Date.

2.2	With respect to Assigned Interests for Revolving Loans, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Annex 1-2

EXHIBIT F TO

CREDIT AND GUARANTY AGREEMENT

CERTIFICATE REGARDING NON BANK STATUS

Reference is made to that certain Credit and Guaranty Agreement, dated as of December 9, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among MORTON’S RESTAURANT GROUP, INC., a Delaware corporation (“Holdings”), MORTON’S OF CHICAGO, INC., an Illinois corporation (“Company”), CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent and Lead Arranger. Pursuant to Section 2.19(c) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

Exhibit F-1

EXHIBIT G-1 TO

CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS AS OF DECEMBER 9, 2010

1. I am the Chief Financial Officer of MORTON’S RESTAURANT GROUP, INC., a Delaware corporation, (“Holdings”) and MORTON’S OF CHICAGO, INC., an Illinois corporation, (“Company”). I am certifying to the matters set forth below in my capacity as Chief Financial Officer of Holdings and the Company and not in my individual capacity (and without any personal liability).

2. I have reviewed the terms of the Credit and Guaranty Agreement, dated as of December 9, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Holdings, Company, CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent and Lead Arranger.

3. Company requests that Lenders make the following Loans to Company on December 9, 2010 (the “Closing Date”):

(a)	Revolving Loans:	$	[ , ,	]

(b)	Term Loan:	$	[ , ,	]

4. I have reviewed the terms of Section 3 of the Credit Agreement and the definitions and provisions contained in such Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

5. Based upon my review and examination described in paragraph 4 above, I certify, on behalf of Holdings and Company, that:

(i) as of the Closing Date and immediately after giving effect to the making of the Loans requested on the Closing Date, the representations and warranties contained in each of the Credit Documents are true and correct in all respects, except to the extent such representations and warranties specifically relate to an earlier date (in which case such representations and warranties were true and correct in all respects on and as of such earlier date);

(ii) as of the Closing Date, (a) no injunction or other restraining order has been issued, and (b) no hearing to cause an injunction or other restraining order to be issued is pending or noticed, in either case, with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the borrowing contemplated by the Credit Agreement; and

(iii) as of the Closing Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated by the Credit Agreement that would constitute an Event of Default or a Default.

Exhibit G-1-1

6. The Credit Parties have delivered to Administrative Agent, on or prior to the Closing Date, true, complete and correct copies of (a) the Historical Financial Statements, (b) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of the month most recently ended prior to the Closing Date, giving pro forma effect to the consummation of the transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, and (c) the Projections.

[Remainder of page intentionally left blank.]

Exhibit G-1-2

The foregoing certifications are made and delivered as of the date first written above.

MORTON’S RESTAURANT GROUP, INC.

MORTON’S OF CHICAGO, INC.

By:
Name:
Title: Chief Financial Officer

Exhibit G-1-3

EXHIBIT G-2 TO

CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS AS OF DECEMBER 9, 2010

1. I am the Chief Financial Officer of MORTON’S RESTAURANT GROUP, INC., a Delaware corporation (“Holdings”), and MORTON’S OF CHICAGO, INC., an Illinois corporation (“Company”). The following certifications are made in my capacity as Chief Financial Officer of Holdings and the Company and not in my individual capacity (and without any personal liability).

2. Reference is made to that certain Credit and Guaranty Agreement, dated as of December 9, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Holdings, Company, CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent and Lead Arranger.

3. I have reviewed the terms of Sections 3.1(o) and 4.22 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the making of the Loans requested on the Closing Date and the consummation of the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, the Credit Parties taken as a whole are Solvent.

[Signature Page Follows]

Exhibit G-2-1

The foregoing certifications are made and delivered as of the date first written above.

MORTON’S RESTAURANT GROUP, INC.

MORTON’S OF CHICAGO, INC.

By:
Name:
Title: Chief Financial Officer

Exhibit G-1-2

EXHIBIT H TO

CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of December 9, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among MORTON’S RESTAURANT GROUP, INC., a Delaware corporation (“Holdings”), MORTON’S OF CHICAGO, INC., an Illinois corporation (“Company”), CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent and Lead Arranger.

Section 1. Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;

(c) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 7 of the Credit Agreement; and

(d) the undersigned hereby (i) agrees that this counterpart may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto, (iii) grants to the Collateral Agent, for the benefit of the Secured Parties (as such term is defined in the Pledge and Security Agreement) a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Pledge and Security Agreement, and subject to Section 2.2 thereof) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the Pledge and Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement.

Section 2. The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any

Exhibit H-1

notice or other communication herein required or permitted to be given shall be given in accordance with Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Exhibit H-2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopier

with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:

GOLDMAN SACHS BANK USA,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

Exhibit H-3

EXHIBIT I TO

CREDIT AND GUARANTY AGREEMENT

PLEDGE AND SECURITY AGREEMENT

[ATTACHED]

Exhibit I-1

EXHIBIT J TO

CREDIT AND GUARANTY AGREEMENT

FORM OF MORTGAGE

[ATTACHED]